UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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People’s United Financial, Inc.

(Name of Registrant as Specified In Its Charter)

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March 27, 2009

Dear Shareholder:

On behalf of the Board of Directors of People’s United Financial, Inc., I cordially invite you to attend the 2009 Annual Meeting of shareholders at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut on Thursday, May 7, 2009 at 9:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the Annual Meeting. Please read it carefully.

I hope you will attend the Annual Meeting but if you cannot, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also choose to cast your vote by telephone or online, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at (203) 338-7228.

On behalf of our Board of Directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

Philip R. Sherringham

President and Chief Executive Officer

People’s United Financial, Inc. • Bridgeport Center • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of People’s United Financial, Inc. (“People’s United Financial”) will be held on Thursday, May 7, 2009, at 9:00 a.m. local time at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect four directors who, with the seven directors whose terms of office do not expire at the Annual Meeting, will constitute the full Board of Directors of People’s United Financial.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

3. To act on any other proposal that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 9, 2009 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. Record holders of People’s United Financial common stock as of the record date are entitled to vote at the Annual Meeting.

A list of the holders of People’s United Financial common stock entitled to vote at the Annual Meeting will be available for inspection on request by any People’s United Financial shareholder for any purpose germane to the Annual Meeting at People’s United Financial’s headquarters, located at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the Annual Meeting and continuing through the date of the Annual Meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR ONLINE INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR ONLINE VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Bridgeport, Connecticut

March 27, 2009

People’s United Financial, Inc. • Bridgeport Center • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to the shareholders of People’s United Financial, Inc. (“People’s United Financial” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at the 2009 Annual Meeting of shareholders (including any adjournment or postponement thereof, the “Annual Meeting”) to be held on Thursday, May 7, 2009 at 9:00 a.m. local time at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut. At the Annual Meeting, holders of the common stock, $0.01 par value per share, of People’s United Financial will be asked to elect four directors; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and to act on any other proposal that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 27, 2009.

Proxies

The accompanying form of proxy is for use at the Annual Meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a proxy vote by telephone or online, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or online, at any time before the proxy is exercised, by submitting to the Corporate Secretary of People’s United Financial written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or online, or by attending the meeting and voting in person. However, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the Annual Meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxies will be voted “FOR” the election of each of the nominees for director identified in this proxy statement; “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and in the discretion of the proxy holders, as to any other matter that may properly come before the Annual Meeting.

The entire cost of soliciting proxies will be borne by People’s United Financial. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in doing so. If necessary, we may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Record Date and Voting Rights

The Board of Directors has fixed March 9, 2009 as the record date for determining People’s United Financial shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date, there were approximately 23,000 holders of record of People’s United Financial common stock and 348,211,635 shares of common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy at the Annual Meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the Annual Meeting, and all such shares vote together as a single class. Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or by proxy at the Annual Meeting. A “plurality” means that the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. All other matters presented to the shareholders for determination require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the Annual Meeting.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, or on ratification of the appointment of our independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 28, 2009 with respect to beneficial owners of the Company’s common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by the Company to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)		Percent of Common Stock Owned
Capital World Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	24,735,000	(2)	7.1%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Capital World Investors (“CWI”) reports having sole voting power with respect to 5,675,000 of these shares, and sole dispositive power with respect to all of these shares. CWI disclaims beneficial ownership of all such shares pursuant to Securities and Exchange Commission Rule 13d-4.

The Company does not know of any other person who is the beneficial owner of more than 5% of our common stock as of the specified date.

Security Ownership of Management

The following table sets forth, as of February 28, 2009, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below and with the exception noted in the following sentence) who is not also a director, and by all directors and executive officers as a group. No ownership information is presented for John A. Klein, who died on January 25, 2008 but is a named executive officer because he served as the Company’s principal executive officer through the date of his death. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
Collin P. Baron	218,914	*
George P. Carter	242,212	*
John K. Dwight	105,455	*
Jerry Franklin	181,269	*
Eunice S. Groark	185,510	*
Janet M. Hansen	156,828	*
Richard M. Hoyt	214,303	*
Jeremiah J. Lowney, Jr.	206,233	*
Mark W. Richards	143,617	*
Philip R. Sherringham	902,485	*
James A. Thomas	187,883	*

Named Executive Officers(a)
Paul D. Burner	222,682	*
Robert R. D’Amore	765,281	*
Brian F. Dreyer	431,140	*
Henry R. Mandel	356,734	*
All Directors, Nominees and Executive Officers as a Group (19 persons)	5,056,879	1.45%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	No ownership information is presented for John A. Klein, who died on January 25, 2008 but is a named executive officer because he served as the Company’s principal executive officer during 2008. This information has been omitted in reliance on interpretive guidance issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission.

Stock ownership totals include shares of common stock subject to transfer restrictions (Column A), subject to forfeiture if certain conditions are not satisfied (Column B), held indirectly through benefit plans (Column C), or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 28, 2009 (Column D), as follows:

	A	B	C	D
Directors:
Collin P. Baron	11,223	75,322	—	38,883
George P. Carter	11,223	91,696	—	47,335
John K. Dwight	5,350	41,428	—	21,385
Jerry Franklin	11,223	75,322	—	38,883
Eunice S. Groark	11,223	75,322	—	38,883
Janet M. Hansen	11,223	75,322	—	38,883
Richard M. Hoyt	11,223	75,322	—	38,883
Jeremiah J. Lowney, Jr.	11,223	75,322	—	38,883
Mark W. Richards	5,350	41,428	—	21,385
Philip R. Sherringham	—	467,894	12,935	313,481
James A. Thomas	11,223	75,322	—	38,883

Named Executive Officers:
Paul D. Burner	—	188,470	1,509	—
Robert R. D’Amore	—	284,597	45,855	234,178
Brian F. Dreyer	—	247,515	2,327	127,963
Henry R. Mandel	—	136,231	1,152	91,553
All Directors, Nominees and Executive Officers as a Group (19 persons)	100,484	2,314,925	82,890	1,251,175

ITEM I. ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for the election of directors by the shareholders and for the division of the Board of Directors into three classes of directors as nearly equal in number as reasonably possible. The terms of office of the members of one class expire and a successor class is elected for a three-year term at each annual meeting of shareholders.

Our certificate of incorporation and bylaws provide that there will be between five and fifteen members of the Board of Directors, as fixed by resolution of the Board of Directors. The Board of Directors has resolved that there will be eleven members of the Board following the Annual Meeting. The terms of George P. Carter, Jerry Franklin, Eunice S. Groark and James A. Thomas expire at the Annual Meeting. Each of these individuals has been nominated for re-election for a three-year term expiring at the annual meeting of shareholders in 2012.

Directors elected at the Annual Meeting will serve until their respective successors have been elected and qualified. Each nominee has consented to being named in this proxy statement and to serve as a director of People’s United Financial if elected. It is the intention of the persons named in the proxy to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the form of proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including ages as of March 15, 2009 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director of People’s United Financial includes such person’s term of service as a director of People’s United Bank (sometimes referred to as the “Bank”).

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

George P. Carter is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the Board in 1976. He is Chairman and Lead Director of the Board and serves as Chairman of the Audit and Executive Committees and as a member of the Compensation and Nominating Committee. Mr. Carter, who also serves as a director of Bridgeport Hospital, is 72 years old.

Jerry Franklin is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the Board of Directors in 1997 and is a member of the Audit, Executive, and Compensation and Nominating Committees. He is 61 years old.

Eunice S. Groark, attorney, served as Lieutenant Governor of the State of Connecticut from 1991 until January 1995. She currently serves as a Trustee of the Phoenix Edge Series Funds. Mrs. Groark was first elected to the Board of Directors in 1995. She is a member of the Executive Committee. She is 71 years old.

James A. Thomas served as Associate Dean at Yale Law School from 1969 until his retirement in 2004, and served as Master of Saybrook College of Yale University from 1990 to 1996. Mr. Thomas was elected to the Board of Directors in 1997. He serves as Chairman of the Compensation and Nominating Committee, and is a member of the Executive Committee. Mr. Thomas is also a director of UIL Holdings Corporation, the holding company for the United Illuminating Company. Mr. Thomas is 70 years old.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Terms Expiring at the 2010 Annual Meeting

John K. Dwight became a member of the Board of Directors on January 1, 2008 following completion of the merger of Chittenden Corporation (“Chittenden”) into People’s United Financial. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and former Chairman of Dwight Asset Management Company. Mr. Dwight is a director of Old Mutual Asset Management US Holdings, Inc. In addition, Mr. Dwight is a Trustee of St. Lawrence University and the Shelburne Museum. He is 64 years old.

Janet M. Hansen was employed as Executive Vice President of Aquarion Company (“Aquarion”), a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Chief Financial Officer from 1992 through 1999. She was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. Mrs. Hansen, who became a member of the Board of Directors in February 2004, is 66 years old. She is a member of the Audit and Executive Committees. She also serves on the Board of Directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses), Bridgeport Hospital, and the University of Connecticut Foundation.

Jeremiah J. Lowney, Jr., D.D.S. is an orthodontist whose practice has been based in the Norwich, Connecticut area for more than 30 years. Dr. Lowney has also served since 1982 as the President of the Haitian Health Foundation, a health care facility that provides humanitarian health services in Haiti. Dr. Lowney served as a director of Norwich Financial Corp. and The Norwich Savings Society until the merger of those companies into People’s United Bank in February 1998, when he became a director of the Bank. Dr. Lowney is a member of the Audit Committee. He is 72 years old.

Mark W. Richards became a member of the Board of Directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United Financial. Mr. Richards had served as a director of Chittenden from 1999 until its merger with the Company. Mr. Richards served as a director of Vermont Financial Services Corporation from 1988 through 1999. He is President of The Richards Group, an insurance and financial services group, in Brattleboro, Vermont. Mr. Richards is 63 years old.

Terms Expiring at the 2011 Annual Meeting

Collin P. Baron is a member of the law firm of Pullman & Comley, LLC. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Executive Committee. Mr. Baron is 61 years old.

Richard M. Hoyt is President and Chief Executive Officer of Chapin & Bangs Co., a steel service center, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel. He has occupied each of these positions for more than five years. Mr. Hoyt also serves as a director of Bridgeport Hospital and a director of the Yale New Haven Health System. Mr. Hoyt was first elected as a director in 2002. He is 66 years old. Mr. Hoyt is a member of the Audit Committee.

Philip R. Sherringham became President and Chief Executive Officer of the Company on February 6, 2008. He had served as Acting President and Chief Executive Officer from November 9, 2007. Mr. Sherringham was the Company’s Chief Financial Officer from April 2003 until August 2008. Before joining People’s United in 2003, Mr. Sherringham served as Executive Vice President and Chief Financial Officer of United California Bank in Los Angeles. Mr. Sherringham, who is 55 years old, was first elected as a member of the Board in February 2008. Mr. Sherringham is a member of the Executive Committee.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with People’s United Financial or any of its subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to an executive officer of People’s United Financial or any of its subsidiaries or other affiliates.

With the exception of Messrs. Sherringham and Baron, each person nominated for reelection as a director at the Annual Meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

Meetings of the Board of Directors and its Committees

During 2008, our Board of Directors held 15 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which he or she served.

The Board of Directors of People’s United Financial encourages all directors to attend the Annual Meeting of shareholders. All eleven individuals serving as directors of People’s United Financial at the time of the 2008 Annual Meeting of shareholders attended that meeting.

Board of Directors Committees

Our Board of Directors has three standing committees: the Audit Committee; the Executive Committee; and the Compensation and Nominating Committee.

Audit Committee. The Audit Committee met 12 times during 2008. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 4350(d)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), Jerry

Franklin, Janet M. Hansen, Richard M. Hoyt and Jeremiah J. Lowney, Jr. The Audit Committee is responsible for monitoring the accounting practices and internal controls of People’s United Financial, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our Board of Directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on People’s United Bank’s website at www.peoples.com.

The Board of Directors has determined that Janet M. Hansen, a member of the Audit Committee of the Board, is an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations and is “independent” within the meaning of the listing standards of The Nasdaq Stock Market.

Executive Committee. The members of the Executive Committee are George P. Carter (Chairman), Collin P. Baron, Jerry Franklin, Eunice S. Groark, Janet M. Hansen, Philip R. Sherringham and James A. Thomas. The Executive Committee may formulate and recommend to the Board of Directors for approval general policies regarding the management and affairs of People’s United Financial, and may perform such other functions as are provided in the bylaws of People’s United Financial or as directed by the Board of Directors. The Executive Committee did not meet during 2008.

Compensation and Nominating Committee. The Compensation and Nominating Committee of People’s United Financial, which is comprised of James A. Thomas (Chairman), George P. Carter, and Jerry Franklin, met 26 times during 2008. Each member of this committee is “independent,” as that term is defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market. The Compensation and Nominating Committee is responsible for making policy decisions concerning the compensation and benefit programs maintained by People’s United Financial, and conducts periodic performance reviews of the senior and executive officers of the Company. The Compensation and Nominating Committee also recommends nominees for election as directors to the full Board of Directors of the Company.

A current copy of the Compensation and Nominating Committee charter is available on People’s United Bank’s website at www.peoples.com.

Communications with the Board

Shareholders who wish to communicate with the Board of Directors of People’s United Financial or with individual members of the Board may address correspondence to the Board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the Board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to such proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms received by People’s United Financial, and written representations that no other reports were required, we believe that during 2008, all reports that were required to be filed under Section 16(a) were filed on a timely basis, except that a report of one transaction by Mr. Dreyer was not filed on a timely basis. This report was subsequently filed.

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of our Board of Directors is composed solely of individuals who are neither officers nor employees of People’s United Financial, or any of our direct or indirect subsidiaries. The members of the Compensation and Nominating Committee are James A. Thomas (Chairman), George P. Carter, and Jerry Franklin. During the fiscal year ended December 31, 2008, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation and Nominating Committee or executive officers of People’s United Financial and corporations with which such persons are affiliated.

Director Nomination Process

The Compensation and Nominating Committee will consider qualified nominees recommended by shareholders of record. Shareholder nominations must be submitted in writing to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, with respect to an election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting was first given to shareholders, or (ii) the date on which a public announcement of such meeting was first made. Each shareholder nomination must include: the name and address of each shareholder of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination (s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each nominee to serve as a director of People’s United Financial if elected.

In evaluating the qualifications of proposed candidates for nomination for election to the Board, including candidates recommended by shareholders, the Compensation and Nominating Committee will consider the following factors:

Minimum qualifications—The Committee will not nominate any person for election to the Board of Directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United Financial and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, Office of Thrift Supervision rules prohibiting interlocking directorships;

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

Other Factors—In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the Board in serving the long-term best interests of People’s United Financial and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the Board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the Board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that People’s United Financial serves;

•

whether the nominee would be considered “independent” for purpose of service on the Board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for Board service; however, it is the Board’s intention that a substantial majority of Board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Audit Committee Report

The Audit Committee of People’s United Financial has: (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2008 with management of People’s United Financial; (2) discussed with KPMG LLP, the independent registered public accounting firm for People’s United Financial, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors of People’s United Financial that the audited consolidated financial statements of People’s United Financial as of and for the fiscal year ended December 31, 2008 be included in People’s United Financial’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Jeremiah J. Lowney, Jr.

Compensation Committee Report

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

James A. Thomas, Chairman

George P. Carter

Jerry Franklin

Compensation Discussion and Analysis

This section includes information about the director compensation and executive compensation practices of People’s United Financial, and includes information about compensation paid to such persons by subsidiaries and affiliates of the Company. No separate compensation is paid to a director of People’s United Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United Financial and who is compensated for that meeting by People’s United Financial.

Except where it pertains to directors, this discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Overview. The Compensation and Nominating Committee of the Company’s Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation and Nominating Committee also reviews, oversees and approves the management and implementation of the Company’s human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the Company’s human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on People’s United Bank’s website at www.peoples.com.

The Compensation and Nominating Committee consists of three directors, all of whom are “independent” within the meaning of Rule 4200 of The Nasdaq Stock Market. The Board of Directors evaluates the independence of Compensation and Nominating Committee members annually, using the standards contained in Rule 4200. This evaluation, and the determination that each member of the Committee is independent, was most recently made in February 2009.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation and Nominating Committee’s compensation-setting process are the Chief Executive Officer and the Executive Vice President, Organization Effectiveness. The General Counsel (or his designee) acts as Secretary to the Committee. The Chief Financial Officer also participates to a limited extent in connection with the establishment of financially-driven performance goals. Executive participation is meant to provide the Compensation and Nominating Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation and Nominating Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation and Nominating Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation and Nominating Committee meetings during which his performance is evaluated or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Executive Vice President, Organization Effectiveness attends those portions of Compensation and Nominating Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Use of Consultants. The Compensation and Nominating Committee engages an independent compensation consultant to assist it in the annual compensation process for named executive officers. The consultant is retained by and reports to the Compensation and Nominating Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Perrin to serve as its independent compensation consultant during 2008.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation and Nominating Committee. The consultant engaged to assist the Compensation and Nominating Committee in the annual compensation process may also be engaged to perform some of these additional services.

The Compensation and Nominating Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for People’s United Financial or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on behalf of People’s United Financial and our affiliates.

Compensation Objectives. Broadly speaking, the overall goals of the Company’s executive compensation programs are to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of People’s United Financial’s competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation and Nominating Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of stockholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. People’s United Financial uses many different building blocks as part of its overall executive compensation program. Some are paid in cash, while others are based on common stock. The principal components of executive compensation packages consist of:

•	Base salary

•	Annual cash bonus (also referred to as the Short-Term Incentive Plan (STIP) Bonus)

•	Long-term incentives

Long-term incentives are awarded under the People’s United Bank Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in one of three forms:

•	Long-term cash bonus (also referred to as the LTIP Bonus)

•	Stock options

•	Restricted stock grants

Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options.

LTIP Bonuses are paid out at the end of a three-year performance cycle. Equity-based awards (stock options and restricted stock grants) under the LTIP, RRP and SOP vest incrementally over time, and in the case of stock options have value only if the market price of the common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers are:

Broad-based fringe benefits:

•	Medical, dental and vision coverage (employee shares cost)

•	Pre-tax health and dependent care spending accounts

•	Adoption assistance

•	Employee referral services

•	Group life insurance coverage

•	Long-term disability insurance coverage equal to 50% of base salary

Senior and executive officers only:

•	Tax preparation services

•	Financial planning services

•	Annual $500 reimbursement for health club membership

•	Company-supplied automobile (includes operating expenses)

•	Supplemental long-term disability insurance coverage

•	Home security services (executive officers only)

People’s United Financial bears the expense of other club memberships for named executive officers, if the membership is used primarily for business-related purposes. We also provide local housing for executives who do not reside permanently in the Bridgeport, Connecticut area.

Retirement benefits also represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers. Retirement benefits are provided through these programs (tax-qualified plans are marked with an asterisk):

Broad-based retirement programs:

•	People’s United Bank Employees’ Retirement Plan*

•	People’s United Bank 401(k) Employee Savings Plan*

•	People’s United Financial Employee Stock Ownership Plan*, or ESOP

•	Retiree health benefits (retiree shares cost)

Senior and executive officers only:

•	People’s United Bank Cap Excess Plan

•	People’s United Bank Enhanced Senior Pension Plan

•	People’s United Bank Non-Qualified Savings and Retirement Plan

Certain executive officers only:

•	Split-Dollar Cash Value Restoration Plan

Individuals who were not employed by the Company prior to August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Cap Excess Plan or in the Enhanced Senior Pension Plan. Individuals who are not eligible to participate in these plans may be eligible for additional benefits under the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan.

Additional information about the Long-Term Incentive Plan can be found later in this section under the heading “—Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; for the Split-Dollar Cash Value Restoration Plan under the heading “—Cash Value Restoration Plan”, and for the Employees’ Retirement Plan, the 401(k) Employee Savings Plan, the Employee Stock Ownership Plan, the Cap Excess Plan, the Enhanced Senior Pension Plan, and the Non-Qualified Savings and Retirement Plan, in the discussion following the table headed “Pension Benefits.”

As a result of the merger of Chittenden with People’s United Financial, we assumed responsibility for a variety of plans intended to provide benefits to former employees of the Chittenden group of companies. Additional information about these plans can be found in the discussion following the table headed “Pension Benefits.”

In addition to the components of executive compensation described above, Mr. Sherringham is a party to an employment agreement with People’s United Financial. The term of Mr. Sherringham’s employment agreement was designed to give the Company the ability to retain Mr. Sherringham’s services for a minimum of three years from the effective date of the agreement (February 6, 2008). Contract provisions requiring payment of additional post-employment benefits under certain conditions were considered to be appropriate in view of Mr. Sherringham’s position with the Company, his prospects for securing near-term re-employment in a comparable position should his employment with the Company be terminated, and common practices in the marketplace for executive talent at the time he entered into the agreement. The agreement requires payment of certain benefits to Mr. Sherringham’s estate upon his death, in addition to those provided through the various executive compensation plans and programs described above. These consist of: a payment equal to one times Mr. Sherringham’s annual base salary at the time of his death; payment of a pro-rated portion of Mr. Sherringham’s target annual bonus for the year in which he dies; and immediate vesting of all then-unvested equity and long-term cash bonus awards previously made to Mr. Sherringham, except for any portion of such awards specifically designated as “retention awards” if not scheduled to vest in accordance with their terms within three years of Mr. Sherringham’s death.

Assembling the Components. The Compensation and Nominating Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation and Nominating Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP. This portion of executive compensation is also called core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and incentive awards under the RRP and SOP). With one exception, fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees of the Company. The Split-Dollar Cash Value Restoration Plan is an exception to this general rule. As noted in the section entitled “—Cash Value Restoration Plan,” this plan was created after enactment of the Sarbanes-Oxley Act of 2002 and the resulting termination of certain named executive officers’ participation in the split-dollar life insurance program.

The RRP and the SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation package for each named executive officer. However, the RRP was used for this purpose on a limited basis in 2008 because constraints then applicable under the LTIP would have limited the Committee’s ability to grant an appropriate number of restricted shares to the Chief Executive Officer as part of the annual compensation-setting process. The Compensation and Nominating Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. For a discussion of grants made pursuant to these plans in 2008, see “—Other Committee Actions.”

The Compensation and Nominating Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily make awards or consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation and Nominating Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation and Nominating Committee seeks to create what it believes is the best mix of the principal components of core compensation (base salary; STIP Bonus; long-term incentives provided pursuant to the LTIP) in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2008 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s compensation, but as a secondary reference point when setting the compensation for the other named executive officers.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning that it will generally be earned or increase in value when People’s United Financial or the named executive officer is successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package. The Compensation and Nominating Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant.

The Compensation and Nominating Committee next determines the base salary component for each named executive officer, including the Chief Executive Officer. The Compensation and Nominating Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s length of service, experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

The Compensation and Nominating Committee follows a similar process for each other element of core compensation (i.e., STIP Bonus and long-term incentives provided pursuant to the LTIP) using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award and the target amount of the LTIP Bonus award are each expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are made. The relative weighting of stock options, restricted stock grants and targeted LTIP Bonus awards is determined with reference to the competitive data made available to the Compensation and Nominating Committee. In each case, the Committee may decide to depart from the target levels so established, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. All at-risk components are based on the expectation that target levels of performance will be achieved or exceeded 90% of the time. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash (STIP Bonus and LTIP Bonus) or realized in the stock market from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation and Nominating Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the Compensation and Nominating Committee believes that the accounting treatment of any given element of core compensation, while relevant, is not a fundamental consideration in the design and compensation-setting process.

For the same reasons, the Compensation and Nominating Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue

Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus and long-term cash bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation and Nominating Committee understands that People’s United Financial will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review the Company’s compensation policies in light of evolving corporate governance standards, but will consider revisions to compensation policies only when, in the Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation and Nominating Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and LTIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the year to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and to allocate funding for future payouts of LTIP Bonuses awarded for performance periods which include that year.

For purposes of the STIP Bonus, each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus.

The target performance measures are objective measures that reflect the organization’s operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation and Nominating Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2008, the Committee established a performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items. In addition, the EPS performance measure used for purposes of the STIP Bonus was designed to vary depending on the average federal funds rate in effect during 2008. This modification was considered appropriate in view of the significant level of undeployed capital held by the Company in low-yielding short-term investments (namely overnight federal funds sold). By including the average federal funds rate as a factor in the EPS measure, the performance target was insulated from both positive and negative influences attributable solely to externally-driven interest rate increases and decreases over the relevant measurement period.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but is at least 80% of the targeted level, STIP Bonuses may be paid on a reduced basis.

The process is different for the LTIP Bonus. The actual amount paid out pursuant to an LTIP Bonus award is determined over a three-year performance cycle. A new performance cycle begins at the start of each calendar year. Thus, People’s United Financial’s performance (or that of People’s United Bank for years prior to 2007) for a given year will affect three LTIP Bonus awards: one which was made at the beginning of the year for which performance is being evaluated, one which was made at the beginning of the year before that, and one which was made at the beginning of the second year before that. Amounts allocated for payout with respect to each year in a given three-year performance cycle will be paid out to the executive after the end of the third year. For example, after 2008 results have been determined, amounts will be allocated for eventual payout as LTIP Bonus for the 2008 portion of the three-year performance cycles covering the periods of 2008-2010; 2007-2009; and 2006-2008. In early 2009, the named executive officer received a payout of all LTIP Bonus amounts allocated to him over the entire 2006-2008 performance cycle. LTIP Bonus amounts allocated to the named executive officer for the two performance cycles ending in later years will not be paid out until all years in the cycle have been completed.

Half of the amount allocated in a given year for each named executive officer’s LTIP Bonus awards depends on actual performance compared to the target performance measure(s) for that year, without regard to external factors. This process is similar to that followed for the STIP Bonus funding determination.

The other half of the amount allocated for each named executive officer’s LTIP Bonus award in a given year is determined by reference to the target performance measure compared to the performance of a peer group of financial institutions on the same performance measure. The peer group is designated by the Compensation and Nominating Committee at the beginning of the year for which the target performance measure is set. The composition of the peer group is determined by the Committee with input from executive management and the Committee’s compensation consultant, and may be updated from time to time as necessary to reflect changes (such as mergers) affecting the companies included in the group at the time the group was identified. When EPS is used as the performance measure, the Committee has typically compared the compounded annual growth rate of the target EPS measure for the year in question to the compounded annual growth rate in the median EPS for the peer group.

As is the case for the STIP Bonus, if actual performance relative to the applicable performance measure(s) falls below the targeted level but is at least 80% of the targeted level, amounts may be allocated for payment of LTIP Bonuses on a reduced basis.

The Compensation and Nominating Committee is not required to use the same target performance measures both for purposes of calculating the STIP Bonus funding levels and for purposes of calculating the LTIP Bonus allocation for the applicable year.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation and Nominating Committee. The Long-Term Incentive Plan and the 2007 Stock Option Plan each define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. People’s United Financial has adopted guidelines addressing expected levels of stock ownership by the named executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other named executive officers are expected to own shares valued at four times base salary. These guidelines were adopted in September 2008, with compliance to be achieved within a five-year phase-in period.

Exceptions to Usual Procedures. The Compensation and Nominating Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

When the Compensation and Nominating Committee is expected to consider recommending approval of equity-based grants outside the normal annual compensation-setting cycle, the Chief Executive Officer in consultation with the General Counsel may request the independent members of the Board of Directors to defer approval of those grants if the Board of Directors or one or more executives are aware of favorable or unfavorable material information regarding People’s United Financial that has not been disclosed to the public. Once such information has been appropriately disclosed, the Chief Executive Officer notifies the Committee and the independent members of the Board of Directors, who then take appropriate action with respect to any grants for which action was deferred.

Equity-based grants were made pursuant to the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan on several occasions in 2008 outside the normal annual compensation-setting cycle. See “—Other Committee Actions” for a more detailed discussion of these grants. These plans are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation packages for named executive officers. However, the RRP was used for this purpose on a limited basis in 2008 because constraints then applicable under the LTIP would have limited the Committee’s ability to grant an appropriate number of restricted shares to the Chief Executive Officer as part of the annual compensation-setting process. The Compensation and Nominating Committee will also consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. Consequently, any future grants made under these plans may be made outside the normal annual compensation cycle.

Rating Past Performance; Payout Decisions. The preceding discussion primarily reflects the Compensation and Nominating Committee’s actions with respect to target compensation to be paid in or on account of services rendered in future periods. The Committee also is responsible for reviewing the actual performance of People’s United Financial against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid or allocated for the benefit of named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on four factors: the extent to which the overall STIP Bonus pool is funded for the year; whether the Committee decides to apply an overall funding adjustment factor applicable to all employees who may be eligible to receive a STIP Bonus; the named executive officer’s performance with respect to his individual performance measures; and possible upward or downward adjustment of the named executive officer’s payout based on an evaluation of his leadership behaviors in a given year. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation and Nominating Committee based on that evaluation. The Compensation and Nominating Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation and Nominating Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by the performance of People’s United Financial measured against the target performance metrics specified by the Compensation and Nominating Committee. The bonus pool is not funded unless at least 80% of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance is at least 120% of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor, which may be positive or negative, may result in an adjustment of equal magnitude to the target payout amounts for each named executive officer’s STIP Bonus for the preceding year in alignment with overall results for People’s United Financial. The Compensation and Nominating Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that were set at the beginning of the previous year and which were reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. In general, no named executive officer could receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount. However, in making recommendations to the independent members of the Board of Directors with respect to the named executive officers, the Compensation and Nominating Committee has the discretion to disregard this cap in circumstances it deems appropriate.

As discussed above under the heading “Linking Company Performance to Incentive Plan Funding,” the actual payout for the LTIP Bonus award is determined over a three-year period. Target LTIP Bonus awards are made to each named executive officer on an annual basis. As a result, in any given year there are three overlapping LTIP Bonus cycles in effect (one with respect to the first year of the cycle, one with respect to the second year of the cycle, and the third with respect to the final year of the cycle). Annual funding decisions are made for each active cycle based on the organization’s performance against the target performance measure(s) established in the preceding year for each cycle.

The funding for each active cycle is divided into two separate but related parts. Fifty percent of the annual LTIP Bonus allocation is based solely on the performance of the organization against the applicable target performance measure(s). The remaining fifty percent of the annual LTIP Bonus allocation is based on relative performance on the target performance measure(s) as compared to the median performance of a peer group of financial institutions on the same measure(s) for the same year. The composition of the peer group may change from year to year. See the discussion under the heading “—Linking Company Performance to Incentive Plan Funding.” If applicable minimum performance metrics are met in a given year for a given portion of the LTIP Bonus award, an allocation is made for that portion of the award for each active cycle. Amounts allocated in a given year are not paid out until after the end of the full three-year performance cycle. The maximum amount that may be paid out pursuant to an LTIP Bonus award upon expiration of a three-year bonus cycle is 150% of the target amount of the LTIP Bonus award that was established at the beginning of the three-year cycle.

Committee Actions Affecting 2008 Compensation. The Compensation and Nominating Committee took a variety of actions during 2008 that affected executive compensation for the year. During the first quarter of 2009, the Compensation and Nominating Committee evaluated the performance of People’s United Financial against the target performance measures established in early 2008 and took other actions relating to calculation of actual payments and allocations for the STIP Bonus and LTIP Bonus based on 2008 performance. Actions taken by the Committee in 2008 with reference to performance measures established for 2007 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer. John A. Klein, who had served as Chief Executive Officer since 1999, died on January 25, 2008. The Board of Directors had previously appointed Philip R. Sherringham as Acting President and Chief Executive Officer, and he continued to serve in that capacity following Mr. Klein’s death. At the Board’s direction, the Compensation and Nominating Committee began negotiating an employment contract with Mr. Sherringham to retain his services as President and Chief Executive Officer of the Company on a permanent basis. The Board of Directors ultimately approved the terms of an agreement between the Company and Mr. Sherringham, discussed in more detail under “—Other Committee Actions.” The components of Mr. Sherringham’s initial compensation package as set forth in the employment agreement were established by the Compensation and Nominating Committee, and approved by the independent members of the Board of Directors, in accordance with the Company’s normal procedures for establishing the compensation of executive officers.

In March 2008, the Committee recommended, and the independent members of the Board of Directors approved, the various components of Mr. Sherringham’s annual compensation package. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables following this section. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Mr. Sherringham are included in this discussion.

For 2008, the Committee selected the following companies for use in benchmarking Mr. Sherringham’s compensation package:

Associated Banc-Corp.	Astoria Financial Corp.
Comerica Inc.	Commerce Bancorp Inc.
Commerce Bancshares Inc.	Fulton Financial Corp.
Hudson City Bancorp Inc.	Huntington Bancshares Inc.
New York Community	Sovereign Bancorp Inc.
TCF Financial Corp.	Valley National Bancorp
Webster Financial Corp.	Wilmington Trust Corp.

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $2 billion and $9 billion at the time the companies were selected. Other factors used in selecting these companies were asset size; similarity of growth geography; and business mix.

Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2008, the Committee established the target value of Mr. Sherringham’s core compensation package at approximately $2.8 million. This placed Mr. Sherringham in the 50th percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on the recent financial performance of People’s United Financial, Mr. Sherringham’s estimated value in the marketplace, and the Committee’s view of Mr. Sherringham’s critical role in the future success of the Company.

After establishing the target value for Mr. Sherringham’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Sherringham’s base salary at $800,000 representing a 60% increase from his base salary in 2007, inclusive of the supplement paid to Mr. Sherringham as Acting President and Chief Executive Officer. This increase mainly reflected the significant change in Mr. Sherringham’s role from Chief Financial Officer, his full-time position with the Company for most of 2007 prior to his assuming the role of Acting President and Chief Executive Officer. At this level, Mr. Sherringham’s base salary represented approximately 29% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Sherringham’s STIP Bonus target for 2008 was established at 90% of his base salary for 2008. The actual amount to be paid out to Mr. Sherringham will be determined based on the financial performance of People’s United Financial for the year. The amount paid out will not exceed 200% of the target amount (representing a maximum of 180% of Mr. Sherringham’s base salary for 2008), unless the Compensation and Nominating Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amount paid out to Mr. Sherringham pursuant to this award.

The Committee established Mr. Sherringham’s STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Sherringham’s core compensation package for 2008, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Sherringham’s compensation package for 2008 at approximately $1.3 million. The target value of the long-term incentive portion of Mr. Sherringham’s compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Sherringham’s long-term incentive compensation package was designed so that approximately two-thirds of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Sherringham’s compensation with the long-term interests of People’s United Financial’s stockholders.

Mr. Sherringham’s LTIP Bonus target for the three-year performance cycle beginning with 2008 was established at 55% of his base salary for 2008. The actual amount to be paid out to Mr. Sherringham will be determined based on the financial performance of People’s United Financial during 2008, 2009 and 2010. The amount paid out will not exceed 150% of the target amount (representing a maximum of 82.5% of Mr. Sherringham’s base salary for 2008).

The Committee recommended the award to Mr. Sherringham of options to purchase 79,149 shares of People’s United Financial common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s

United Financial common stock is higher than the exercise price of the options. The actual value realized upon the exercise of these options will depend on the market value of People’s United Financial stock at the time of exercise. The target value of these stock options represented approximately 18% of Mr. Sherringham’s long-term compensation for 2008, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation and Nominating Committee also recommended the award to Mr. Sherringham of 35,316 shares of People’s United Financial common stock, subject to vesting restrictions. Most of this award (30,000 shares) was made pursuant to the 1998 Long-Term Incentive Plan, with the balance (5,316 shares) being made pursuant to the 2007 Recognition and Retention Plan due to limits on the number of shares that could be granted to one recipient under the 1998 Long-Term Incentive Plan. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized from these shares will depend on the market value of People’s United Financial stock at the time the shares are sold. The target value of these shares represented approximately 48% of Mr. Sherringham’s long-term compensation for 2008.

All Compensation and Nominating Committee actions taken with respect to Mr. Sherringham’s compensation were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding Mr. Sherringham’s compensation were approved by the independent members of the Board of Directors in March 2008.

Annual Compensation-Setting Process—Other Named Executive Officers. In February 2008, the Compensation and Nominating Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for Messrs. D’Amore, Dreyer and Mandel. Compensation decisions made with respect to Mr. Burner were made outside the regular annual process, and are discussed below under “—Other Committee Actions.” Details regarding base salary, stock options, and restricted stock grants made to the three named executive officers are included in the detailed compensation tables following this section. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for these named executive officers is included in this discussion.

The Committee began the compensation-setting process for the three named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each of these named executive officers within the guideline ranges after considering the recent performance of People’s United Financial and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to the future success of People’s United Financial in attaining its goals.

The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2008, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp	Commerce Bancorp Inc.
Compass Bancshares	Cullen/Frost Bankers Inc.
Harris Bank	Huntington Bancshares Inc.
IndyMac Bancorp Inc.	Irwin Financial Corp.
RBC Centura	SVB Financial Group
TD Banknorth Inc.	Webster Financial Inc.

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s compensation consultant.

The Committee compared its preliminary compensation decisions for the three named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the three named executive officers’ core compensation packages, as established by the Committee for 2008 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2008 base salary for each named executive officer, within target dollar ranges contemplated by the internal guidelines. Salary increases for two of the three named executive officers represented a combination of normal annual increases of approximately 4% compared to base salaries for 2007, and increases of approximately 19% from 2007 levels tied to the promotion of these officers at the beginning of 2008. The third named executive officer received a salary increase of approximately 9%, consisting of a normal annual increase of approximately 4% and an additional 5% increase to bring his salary more in line with those of executives at peer institutions. At these levels, base salaries represented between 34% and 39% of the target value of each named executive officer’s core compensation package.

STIP Bonus: The 2008 STIP Bonus targets for these three named executive officers were established within a range of 65% to 80% of each executive’s base salary for 2008. The actual amount to be paid out to each named executive officer will be determined in part based on the financial performance of People’s United Financial for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount (representing a maximum of 130% – 160% of each named executive officer’s base salary for 2008), unless the Compensation and Nominating Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of the three named executive officers’ core compensation packages for 2008, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of the named executive officers’ core compensation packages for 2008 in a range from approximately $277,000 to $453,000. These amounts do not include supplemental LTIP Bonus awards made to two of the named executive officers, as discussed below. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of these executives’ long-term compensation packages was designed so that approximately two-thirds of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning executive compensation with the long-term interests of People’s United Financial’s shareholders.

The LTIP Bonus targets for the three-year performance cycle beginning with 2008 were established for the three named executive officers in a range between 30% – 37% of each executive’s base salary for 2008. The actual amount to be paid out to each named executive officer will be determined based on the financial performance of People’s United Financial during 2008, 2009 and 2010. The amount paid out will not exceed 150% of the target amount (representing between 45% – 56% of each executive’s base salary for 2008).

The Compensation and Nominating Committee recommended the award to the three named executive officers of options to purchase between 18,876 and 31,040 shares of People’s United Financial common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s United Financial common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of People’s United Financial stock at the time of exercise. The target value of these stock options represented approximately 20% of each named executive officer’s long-term compensation for 2008 (exclusive of supplemental LTIP Bonus awards), reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation and Nominating Committee also recommended the award to the three named executive officers of between 7,874 and 12,948 shares of People’s United Financial common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of People’s United Financial stock at the time he chooses to sell such shares. The target value of these shares represented approximately 50% of each named executive officer’s long-term compensation for 2008 (exclusive of supplemental LTIP Bonus awards) based on estimated values for stock options and shares of restricted stock at the time compensation recommendations were formulated. The target value of these shares represented approximately 70% of all equity-based forms of compensation awarded to the three named executive officers, based on the same estimates.

The Committee also made supplemental LTIP Bonus awards to Messrs. D’Amore and Dreyer for the three-year performance cycle covering 2007-2009 in connection with their promotions to Senior Executive Vice President. The target amount of the award, which was pro-rated to the date of their promotions, was approximately $18,500 for each of these executives. The grant of pro-rated LTIP Bonus awards for active performance cycles that do not include the year of grant is consistent with the Company’s standard practice in the case of promotions. Additional information about these supplemental awards is shown in the table headed “Grant of Plan-Based Awards” below.

All Compensation and Nominating Committee actions taken with respect to the three named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the three named executive officers were approved by the independent members of the Board of Directors in February 2008.

Establishing Performance Targets. In May 2008, the Committee established the performance targets for purposes of determining actual payouts and allocations for the STIP Bonus and all current cycles of outstanding LTIP Bonus awards. For the STIP Bonus and the internal portion of the LTIP Bonus awards, the Committee specified a performance target based on EPS from continuing operations. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items. In addition, the EPS performance measure used for purposes of the STIP Bonus was designed to vary depending on the average federal funds rate in effect during 2008. By including the average federal funds rate as a factor in the EPS measure, the performance target is insulated from both positive and negative influences attributable solely to externally-driven interest rate increases and decreases over the relevant measurement period.

The designated EPS performance target was in line with budget projections for 2008. Management advised the Committee that it considered this target to be challenging in light of the following: indications of weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; reduced near-term cost savings resulting from the Chittenden acquisition due to a revised course of action for the core system replacement project; and the general competitive environment for 2008. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

For purposes of the external portion of the LTIP Bonus awards, the Committee specified EPS from continuing operations, without further modification, as the sole performance measure.

The Committee also identified the group of institutions against which the Company’s 2008 financial performance will be measured for purposes of calculating allocations under all current long-term cash bonus cycles. The companies in this group are:

Associated Banc-Corp.	Astoria Financial Corp.
Comerica Inc.	Commerce Bancorp Inc.
Commerce Bancshares Inc.	Fulton Financial Corp.
Hudson City Bancorp Inc.	Huntington Bancshares Inc.
New York Community	Sovereign Bancorp Inc.
TCF Financial Corp.	Valley National Bancorp
Webster Financial Corp.	Wilmington Trust Corp.

This peer group was identical to the peer group used in setting the Chief Executive Officer’s compensation for 2008.

Rating Past Performance. The evaluation of 2008 performance and decisions made on the basis of that evaluation, as discussed in this section, do not pertain to Mr. Klein, who died in January 2008.

Beginning in December 2008 and continuing into January 2009, the Compensation and Nominating Committee evaluated People’s United Financial’s actual performance during 2008 against the STIP and LTIP performance targets established in May 2008. The Committee noted that the average federal funds rate during 2008 was 2.10%, resulting in an EPS target for the STIP Bonus of $0.50. The Company’s EPS from continuing operations for 2008 was $0.52 which exceeded the applicable performance target. Due to a rounding difference resulting from changes in the average number of shares outstanding during the course of the year, the sum of the Company’s quarterly EPS from continuing operations totaled $0.53, which was the figure used by the Committee in its discussions on this point. The Committee approved funding for the overall STIP Bonus pool for all STIP participants, including the named executive officers, at 114% of target on the basis of these results.

The Compensation and Nominating Committee applied the same EPS result to determine the level of allocations to be made with respect to the three outstanding LTIP Bonus cycles that included 2008. EPS from continuing operations (based on the sum of the quarterly amounts) was compared to the internally-established target in order to calculate 50% of the allocation for each cycle. In determining the other 50% of the LTIP Bonus allocation, the Committee compared the Company’s actual EPS growth rate during 2008 against the median EPS growth rate of the companies in the peer group selected for 2008, except for Sovereign Bancorp, Inc. which did not report full-year results due to its acquisition by its majority shareholder early in 2009. On the basis of this comparison, the Committee approved LTIP Bonus allocations on this measure at the maximum level for all named executive officers, including the Chief Executive Officer.

On the basis of People’s United Financial’s performance results for 2008, and Mr. Sherringham’s personal leadership in attaining personal objectives set in consultation with the Committee in March 2008, the Committee recommended, and the independent members of the Board of Directors approved, a 2008 STIP Bonus payout to Mr. Sherringham of $1,088,667. This represented 151% of the target amount of the STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below. In addition, a total of $352,690 was allocated to the three outstanding LTIP Bonus cycles for Mr. Sherringham based on People’s United Financial’s financial performance during 2008. Allocated amounts will be paid out for a given LTIP Bonus cycle after the end of the third year in the applicable three-year cycle. More detailed information on the amounts allocated to each LTIP Bonus cycle is provided following the Summary Compensation Table below.

In determining the 2008 STIP Bonus payouts for the other named executive officers (other than Mr. Klein, as noted above, and Mr. Burner, who received a guaranteed bonus of $180,000 as negotiated in connection with his employment), the Compensation and Nominating Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures for each officer. Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses in amounts higher than the target amount of each named executive officer’s 2008 STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below.

Amounts ranging from $107,373 to $176,684 were allocated to all outstanding three-year LTIP Bonus cycles for the named executive officers (other than Mr. Klein, as noted above) based on the Company’s financial performance during 2008. Allocated amounts will be paid out for a given LTIP Bonus cycle after the end of the third year in the applicable three-year cycle. More detailed information on the amounts allocated for each LTIP Bonus cycle is provided following the Summary Compensation Table below.

Other Committee Actions.

Employment Agreement. On May 15, 2008, the Board of Directors approved the terms of an employment agreement, summarized below, between the Company and Mr. Sherringham.

The contract provides for Mr. Sherringham’s employment as President and Chief Executive Officer for a three-year period beginning February 6, 2008 (the date Mr. Sherringham was first named as President and Chief Executive Officer of the Company) and ending February 5, 2011. The term of the agreement is designed to ensure the retention of Mr. Sherringham’s services by the Company for a reasonable but not unduly long period of time.

Mr. Sherringham’s base salary may not be less than $800,000 per year and may be increased from time to time if the Board so determines. Mr. Sherringham will be eligible to receive an annual STIP Bonus with a target value of at least $720,000 with the actual amount paid to depend on the Company’s and Mr. Sherringham’s performance for the applicable year. Mr. Sherringham will be eligible to receive long-term incentive cash and stock-based awards pursuant to plans and programs maintained by the Company. Specific awards of this type will be made in the discretion of the Board.

Mr. Sherringham is entitled to participate in all tax-qualified and nonqualified pension, profit sharing and savings plans and all other benefit plans maintained by the Company for the benefit of its senior executive officers generally. The Company will provide Mr. Sherringham with an automobile, and will pay all related operating expenses.

The Company may terminate Mr. Sherringham’s employment at any time, with or without “cause” as defined in the agreement. Likewise, Mr. Sherringham may resign at any time, with or without “good reason” as defined in the agreement. He will be entitled to all rights and benefits under any retirement and non-retirement employee benefits plans and programs and under any long-term incentive awards in accordance with the terms and conditions of the plans or programs under which such benefits are provided. Mr. Sherringham may be entitled to receive certain additional payments and benefits from the Company following termination of his employment (depending on the circumstances of the termination), as follows:

(a)	If the Company terminates Mr. Sherringham’s employment for cause, or if he resigns without good reason, the Company will pay Mr. Sherringham any then-unpaid base salary, unpaid cash bonus, and expense reimbursements, plus the value of any accrued but unused vacation (determined by reference to his base salary).

(b)	If the Company terminates Mr. Sherringham’s employment without cause, or elects not to renew the agreement at or prior to the expiration of its scheduled term, or Mr. Sherringham resigns for good reason, the Company will make payments and provide benefits to Mr. Sherringham as follows:

•	Payments equal to those due if termination had been for cause;

•

Additional cash severance equal to three times the sum of (a) Mr. Sherringham’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of Mr. Sherringham’s annual cash bonus for the year in which the termination occurs; provided, however, that the additional cash severance amount will in no event exceed $4.5 million;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs;

•

Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated;

•

An amount equal to the retirement benefits Mr. Sherringham would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates;

•

Continued participation by Mr. Sherringham, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if Mr. Sherringham can not continue participation in the Company’s plans; provided, however, that the aggregate cost to the Company for providing this benefit following expiration of Mr. Sherringham’s eligibility for coverage under COBRA will be capped at $50,000;

•

Office space in Fairfield County comparable in size and quality to the office provided for Mr. Sherringham during his employment, and the services of a full-time personal secretary, for the lesser of 18 months from termination of his employment or until he begins employment with another employer; and

•	Mr. Sherringham will receive ownership of automobile he is using on the date of termination of his employment.

(c)	If Mr. Sherringham’s employment terminates under any of the circumstances described in paragraph (b) within three years following a change in control of the Company, the Company will make payments and provide benefits to Mr. Sherringham as described in paragraph (b), except that Mr. Sherringham’s retirement benefits will be calculated as though he had remained employed for three additional years, and he will be entitled to continued participation in the Company’s group health plans (or substantially equivalent coverage) for three years rather than two years, with no cap on the cost of providing such benefits.

(d)	If Mr. Sherringham’s employment terminates due to his death or disability, the Company will make payments and provide benefits to Mr. Sherringham or to his estate as follows:

•	Payments equal to those due if termination had been for cause;

•	Additional cash severance equal to one times Mr. Sherringham’s annual base salary as in effect on the date the termination of employment occurs;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs; and

•	Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated.

As a condition to receiving any payments or benefits pursuant to subsection (b) or (c) above in addition to those payable upon termination of employment for cause or resignation other than for good reason, Mr. Sherringham must first sign and deliver a release of claims to the Company.

If any payments or distributions made to Mr. Sherringham become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Sherringham will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by Mr. Sherringham with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

For two years following termination of his employment with the Company, Mr. Sherringham must refrain from soliciting anyone who is employed by the Company (or was so employed during the preceding six months) for employment with another employer. In addition, during the term of his employment by the Company and, if his employment terminates for cause or without good reason, for one year following termination of his employment, Mr. Sherringham must refrain from engaging in business activities that compete with the business of the Company and its affiliates, in any state in which the Company or any of its banking affiliates conducts business.

In establishing the terms of Mr. Sherringham’s agreement, the Committee reviewed information provided by its independent compensation consultant regarding the compensation environment for peer companies (with particular reference to the Chief Executive Officer position), and regarding prevalent practices relating to post-termination payments, change in control multiples, and tax gross-up provisions.

Mr. Sherringham is not entitled to receive any benefits under this agreement following a change in control of the Company unless his employment terminates within three years of that event. This provision, sometimes referred to as a “double trigger” mechanism, was included because it was considered inappropriate to provide such benefits should Mr. Sherringham remain employed.

Compensation of Mr. Burner. In July 2008, the Company announced that it had hired Mr. Burner to serve as its Chief Financial Officer. The Committee recommended, and the independent members of the Board approved, a compensation package for Mr. Burner consisting of a base salary for 2008 at an annualized rate of $450,000; a target STIP Bonus for 2008 equal to 80% of his annual salary, with a guaranteed minimum payout of $180,000; and long-term cash and equity incentive compensation awards. Mr. Burner was awarded a prorated target LTIP Bonus of $84,600 for the 2007-2009 performance cycle, and a prorated target LTIP Bonus of $145,800 for the 2008-2010 performance cycle. The grant of pro-rated LTIP Bonus awards for currently active performance cycles is consistent with the Company’s normal practice in the case of promotions and new hires. The actual amount to be paid out to Mr. Burner pursuant to these LTIP Bonus awards will be determined based on the financial performance of People’s United Financial during 2008, 2009 and 2010.

In September 2008, the Committee also recommended, and the independent members of the Board approved, equity awards to Mr. Burner consisting of 21,440 shares of restricted stock and 49,470 stock options under the Long-Term Incentive Plan; 150,000 shares of restricted stock under the RRP; and 285,000 stock options under the SOP.

The combination of base salary, short-term incentives, and long-term cash and equity incentives comprising Mr. Burner’s compensation package was determined by reference to three primary sources: the peer group information used for setting the compensation of named executive officers (other than the Chief Executive Officer) earlier in 2008; external market data provided by the independent compensation consultant; and

comparison to the Company’s pay scale for senior executives, including Mr. Sherringham during his tenure as Chief Financial Officer of the Company. Grants made to Mr. Burner under the RRP and the SOP were not part of this analysis. These additional grants were made to ensure equitable treatment of Mr. Burner in comparison to other similarly situated executives who had received awards under these plans in prior years.

Change in Control Agreements. On October 16, 2008, the Company entered into agreements with each executive officer of People’s United Bank, providing certain benefits in the event a covered officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) has a term of three years. The Company did not enter into a Change in Control Agreement with Mr. Sherringham because he is entitled to similar protections pursuant to the terms of his employment agreement.

If a covered officer’s employment with the Company is terminated without “cause”, or a covered officer resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs during the three-year term of the Change in Control Agreement, the Company will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to a multiple of the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	For Senior Executive Vice Presidents, a pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•

For Senior Executive Vice Presidents, an amount equal to the retirement benefits the covered officer would have earned if he or she had remained employed for two additional years following the date his or her employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he or she participates; and

•

Continued participation by the covered officer, his or her spouse and his or her dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

The cash severance multiple noted above is three for Senior Executive Vice Presidents and 2.5 for Executive Vice Presidents. As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

If any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the covered officer will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, with or without cause. Likewise, a covered officer may resign at any time, with or without good reason. Regardless of the reason for termination of a covered officer’s employment, and regardless of whether such termination requires the payment of benefits to the covered officer pursuant to the Change in Control Agreement, the covered officer will be entitled to all rights and benefits under any retirement and non-retirement employee benefits plans and programs and under any long-term incentive awards in accordance with the terms and conditions of the plans or programs under which such benefits are provided.

The change in control agreements were designed to mirror similar provisions that were included in Mr. Sherringham’s employment agreement. Information reviewed by the Committee in connection with the negotiation of Mr. Sherringham’s agreement was considered in connection with implementation of the change in control agreements.

A covered officer is not entitled to receive any benefits under a Change in Control Agreement following a change in control of the Company unless his employment terminates within three years of that event. This provision, sometimes referred to as a “double trigger” mechanism, was included because it was considered inappropriate to provide such benefits should the covered officer remain employed.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded by People’s United Financial to its principal executive officer, its principal financial officer, and its three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2008 fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John A. Klein(1)	2008	$65,769	—	$6,782,838	$2,723,032	$—	$524,700	$96,102	$10,192,441
President and Chief Executive Officer	2007	851,931	—	1,283,918	327,551	2,238,641	958,500	145,793	5,806,334
	2006	772,190	—	486,939	62,462	1,773,982	456,200	261,149	3,812,922

Philip R. Sherringham(2)	2008	$793,769	—	$2,191,072	$771,493	$1,441,357	$313,941	$117,239	$5,628,871
President and Chief Executive Officer	2007	501,385	—	777,994	239,965	921,444	164,400	60,428	2,665,616
	2006	420,961	—	274,259	69,520	676,026	130,300	61,288	1,632,354

Paul D. Burner(3)	2008	$180,000	$180,000	$190,754	$73,221	$101,376	—	$5,591	$730,942
Sr. Executive Vice President (Chief Financial Officer)

Robert R. D’Amore	2008	$391,404	—	$1,395,897	$466,411	$576,638	$301,117	$167,364	$3,298,831
Sr. Executive Vice President (Retail and Small Business Banking Group)	2007	324,904	—	513,645	133,402	429,040	191,400	41,664	1,634,055
	2006	307,692	—	188,578	34,760	384,099	126,400	82,937	1,124,466

Brian F. Dreyer	2008	$391,415	—	$1,212,346	$416,146	$528,684	$399,442	$124,102	$3,072,135
Sr. Executive Vice President (Commercial Banking Group)	2007	324,996	—	441,927	123,809	429,164	317,000	62,886	1,699,782
	2006	307,780	—	167,019	34,760	374,261	313,500	113,614	1,310,934

Henry R. Mandel	2008	$297,115	—	$732,288	$263,557	$351,123	$344,688	$194,780	$2,183,551
Executive Vice President (Organization Effectiveness)	2007	274,275	—	268,634	83,682	310,478	270,300	138,618	1,345,987
	2006	254,451	—	103,094	24,492	267,034	176,300	120,909	946,280

(1)	Mr. Klein died on January 25, 2008.
(2)	Also served as Chief Financial Officer until August 2008.
(3)	Did not serve as an executive officer prior to 2008.

Amounts shown in the “Stock Awards” column reflect the amount recognized by People’s United Financial during the applicable years as compensation expense for financial statement reporting purposes as a result of stock awards made in 2008 and prior years. Stock awards are generally valued at the average of the high and low stock price on the grant date. The grant-date value is recognized as compensation expense over the vesting period applicable to the grant. The compensation expense attributable to stock allocated pursuant to the Employee Stock Ownership Plan is based on the average share price and the number of shares committed to be released for allocation to participants’ accounts during 2008. For more information on stock awards made to the named executive officers during 2008, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the amount recognized by People’s United Financial during the applicable years as compensation expense for financial reporting purposes as a result of options granted in 2008 and prior years. Stock options are valued using the Black-Scholes option pricing model.

For 2008, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated dates. Minor differences in option values and certain underlying assumptions for the two sets of grants made on September 18, 2008 are attributable to the different vesting schedules applicable to those grants.

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
Feb. 21, 2008(a)	$2.87	$16.94	3.54%	23.31%	3.04%	5.45
Mar. 27, 2008(a)	$3.00	$17.66	3.40%	23.98%	2.61%	5.45
Sep. 18, 2008(a)	$3.64	$18.86	3.18%	25.98%	2.77%	5.45
Sep. 18, 2008(b)	$3.70	$18.86	3.18%	25.98%	2.82%	5.65

(a)	Issued pursuant to the Long-Term Incentive Plan.
(b)	Issued pursuant to the 2007 Stock Option Plan.

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. The aggregate option value is recorded as expense over the vesting period applicable to the grant. For more information on option grants made to the named executive officers during 2008, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2008 reflect short-term incentive bonus payments made to the named executive officers with respect to performance in 2008, and amounts designated for payment as long-term incentive bonuses to the named executive officers based on People’s United Financial’s performance in 2008. No amounts are shown for Mr. Klein in the table because no amounts of the types described were paid or accrued for payment to him based on performance during 2008. For the other named executive officers, details of these amounts are as follows:

		Long-Term Incentive Bonus (LTIP Bonus)
	Short-Term Incentive Bonus (STIP Bonus)(1)	2006 – 2008 Performance Cycle(1)	2007 – 2009 Performance Cycle(2)	2008 – 2010 Performance Cycle(3)
Philip R. Sherringham	$1,088,667	$76,670	$82,420	$193,600
Paul D. Burner(4)	$—	$—	$37,224	$64,152
Robert R. D’Amore	$400,000	$50,468	$61,050	$65,120
Brian F. Dreyer	$352,000	$50,482	$61,082	$65,120
Henry R. Mandel	$243,750	$32,683	$35,090	$39,600

(1)	Paid in 2009.
(2)	Payable in 2010.
(3)	Payable in 2011.
(4)	The amount paid to Mr. Burner as a short-term bonus was not performance-based. This amount is shown in the Summary Compensation Table in the “Bonus” column but not in the above table.

The total amount paid to certain named executive officers as a long-term incentive bonus for the 2006 – 2008 performance cycle is as follows: Mr. Sherringham, $241,911; Mr. D’Amore, $159,238; Mr. Dreyer, $159,283; and Mr. Mandel, $103,122. These amounts, which for each individual include the amounts shown in the column headed “2006 – 2008 Performance Cycle” in the table above and amounts shown in the same column of the comparable table included in the proxy statement for the 2008 and 2007 annual meeting of shareholders (or which would have been shown if such person had been a named executive officer at the time), are based on the performance of People’s United Financial for each of the three years included in that performance cycle. Mr. Burner, who first became an officer of People’s United during 2008, did not receive any payments for the 2006 – 2008 performance cycle.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2008 which is the pension plan measurement date used by People’s United Financial for financial reporting purposes. This column includes above-market earnings on compensation deferred by certain named executive officer under the Non-Qualified Savings and Retirement Plan, as follows: Mr. Sherringham, $41; Mr. D’Amore, $1,517; Mr. Dreyer, $2,342; and Mr. Mandel, $488. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of a company-supplied automobile, tax preparation and financial planning services, reimbursement for up to $500 for health club membership, reimbursement for the executive’s cost of enhanced long-term disability insurance, housing expenses (in the case of Mr. D’Amore), and home security services. Some of the named executive officers have elected to forego one or more of these perquisites. For Messrs. Klein, D’Amore, and Dreyer, perquisites for 2008 also include the cost of club memberships which were used primarily, but not exclusively, for business purposes. Additional items shown as “All Other Compensation” for 2008 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Klein, $78,216; Mr. Sherringham, $66,931; Mr. Burner, zero; Mr. D’Amore, $29,463; Mr. Dreyer, $30,997; and Mr. Mandel, $21,961); and a tax gross-up payment with respect to the reimbursement paid to each executive for the cost of enhanced long-term disability insurance (Mr. Klein, zero; Mr. Sherringham, $4,458; Mr. Burner, zero; Mr. D’Amore, $1,555; Mr. Dreyer, $1,260; and Mr. Mandel, $1,382). For certain other executives, this amount also includes amounts accrued during 2008 for future payment under the Split-Dollar Cash Value Restoration Plan (accruals of $94,816 for Mr. D’Amore, $63,022 for Mr. Dreyer, and $148,538 for Mr. Mandel). For Mr. Klein, this amount also includes $9,865 for accrued but unused vacation and sick days.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards granted in 2008 to the named executive officers under the Short-Term Incentive Plan, the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan. No awards were made under any of these plans in 2008 to Mr. Klein, except for an allocation of 549 shares made to Mr. Klein’s estate under the Employee Stock Ownership Plan. Those shares had a grant date market value of $9,793 based on the closing price of People’s United Financial’s common stock on December 31, 2008.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Philip R. Sherringham	Mar. 20, 2008(4)	$360,000	$720,000	$1,440,000
	Mar. 20, 2008(5)	36,652	440,000	660,000
	Mar. 27, 2008(6)				30,000			$17.81	$529,800
	Mar. 27, 2008(6)					79,149	$17.66	17.81	237,447
	Mar. 27, 2008(7)				5,316			17.81	93,881
	Dec. 31, 2008(8)				549			17.83	9,793

Paul D. Burner	Aug. 5, 2008(4)	$180,000	$360,000	$720,000
	Aug. 5, 2008(9)	12,145	145,800	218,700
	Aug. 5, 2008(10)	7,047	84,600	126,900
	Sep. 18, 2008(6)				21,440			$19.63	$404,251
	Sep. 18, 2008(6)					49,470	$18.86	19.63	180,071
	Sep. 18, 2008(7)				150,000			19.63	2,828,250
	Sep. 18, 2008(11)					285,000	18.86	19.63	1,054,500

Robert R. D’Amore	Feb. 6, 2008(4)	$160,000	$320,000	$640,000
	Feb. 6, 2008(5)	12,328	148,000	222,000
	Feb. 6, 2008(12)	1,541	18,500	27,750
	Feb. 21, 2008(6)				12,948			$16.85	$219,339
	Feb. 21, 2008(6)					31,040	$16.94	16.85	89,085
	Dec. 31, 2008(8)				549			17.83	9,793

Brian F. Dreyer	Feb. 6, 2008(4)	$160,000	$320,000	$640,000
	Feb. 6, 2008(5)	12,328	148,000	222,000
	Feb. 6, 2008(12)	1,529	18,354	27,531
	Feb. 21, 2008(6)				12,948			$16.85	$219,339
	Feb. 21, 2008(6)					31,040	$16.94	16.85	89,085
	Dec. 31, 2008(8)				549			17.83	9,793

Henry R. Mandel	Feb. 6, 2008(4)	$97,500	$195,000	$390,000
	Feb. 6, 2008(5)	7,497	90,000	135,000
	Feb. 21, 2008(6)				7,874			$16.85	$133,386
	Feb. 21, 2008(6)					18,876	$16.94	16.85	54,174
	Dec. 31, 2008(8)				549			17.83	9,793

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the Board of Directors. Share allocations made pursuant to the terms of the ESOP are made on the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan.
(2)	The threshold payment for a STIP Bonus is shown as 50% of the target amount, and for an LTIP Bonus is shown as 8.33% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is shown as 200% of the target amount, which is the limit generally applicable to such awards. However, the Compensation and Nominating Committee has discretion to authorize a payout in excess of this limit.
(3)	Exercise price is equal to “fair market value” which is defined in the Long-Term Incentive Plan and in the 2007 Stock Option Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is equal to the closing price on the date the allocation is made.

(4)	STIP Bonus award for 2008, paid in 2009.
(5)	LTIP Bonus award, payable at the end of the 2008-2010 performance cycle.
(6)	Granted pursuant to Long-Term Incentive Plan.
(7)	Granted pursuant to RRP.
(8)	Allocated pursuant to ESOP.
(9)	LTIP Bonus award, pro-rated to date of hire and payable at the end of the 2008-2010 performance cycle.
(10)	LTIP Bonus award, pro-rated to date of hire and payable at the end of the 2007-2009 performance cycle.
(11)	Granted pursuant to SOP.
(12)	Supplemental LTIP Bonus award, pro-rated to date of promotion and payable at the end of the 2007-2009 performance cycle.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2008 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the People’s United Bank Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, the People’s United Financial, Inc. 2007 Stock Option Plan, and the People’s United Financial, Inc. Employee Stock Ownership Plan, as noted. The Long-Term Incentive Plan and the 2007 Stock Option Plan each define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the Long-Term Incentive Plan are accumulated for the benefit of the grantee in a non-interest bearing account, and will be paid to the grantee as soon as practicable after the end of the applicable restriction period. Cash dividends paid with respect to shares of restricted stock granted pursuant to the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United Financial common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the Employee Stock Ownership Plan, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of People’s United Financial common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to named executive officers in 2008 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
Long-Term Incentive Plan	Feb. 21, 2008; Mar. 27, 2008	50% on Feb. 1 preceding second anniversary of grant date; 25% on Feb. 1 preceding third anniversary of grant date; 25% on Feb. 1 preceding fourth anniversary of grant date

2007 Recognition and Retention Plan	Mar. 27, 2008	20% per year on May 1 following each anniversary of grant date

Long-Term Incentive Plan	Sep. 18, 2008	50% on second anniversary of grant; 25% on third anniversary of grant; 25% on fourth anniversary of grant

2007 Stock Option Plan	Sep. 18, 2008	20% per year on each anniversary of grant date

2007 Recognition and Retention Plan	Sep. 18, 2008	20% per year on each anniversary of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers, except Mr. Burner who did not receive an allocation of shares under this plan for 2008, are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John A. Klein(a) . . ..	141,750			$9.45	Feb. 19, 2014
	98,564			12.02	Feb. 17, 2015
	88,604			14.91	Feb. 16, 2016
	36,530			21.63	Feb. 15, 2017

Philip R. Sherringham .	8			$5.45	Apr. 10, 2013	2,835	(g)	$50,548
	10,632			9.45	Feb. 19, 2014	18,165	(b)	323,882
	32,130			12.02	Feb. 17, 2015	13,335	(h)	237,763
	49,308	49,308	(b)	14.91	Feb. 16, 2016	19,026	(c)	339,234
		28,896	(c)	21.63	Feb. 15, 2017	10,563	(d)	188,338
		23,121	(d)	21.63	Feb. 15, 2017	356,816	(e)	6,362,029
	170,741	682,968	(e)	18.10	Oct. 25, 2017	30,000	(f)	534,900
		79,149	(f)	17.66	Mar. 27, 2018	5,316	(i)	94,784

Paul D. Burner		49,470	(j)	$18.86	Sep. 18, 2018	21,440	(j)	$382,275
		285,000	(k)	18.86	Sep. 18, 2018	150,000	(k)	2,674,500

Robert R. D’Amore	42,525			$9.45	Feb. 19, 2014	2,205	(g)	$39,315
	32,130			12.02	Feb. 17, 2015	9,051	(b)	161,379
	24,654	24,654	(b)	14.91	Feb. 16, 2016	13,125	(h)	234,019
		23,121	(c)	21.63	Feb. 15, 2017	14,784	(c)	263,599
	110,982	443,929	(e)	18.10	Oct. 25, 2017	231,930	(e)	4,135,312
		31,040	(f)	16.94	Feb. 21, 2018	12,948	(f)	230,863

Brian F. Dreyer	8,033			$12.02	Feb. 17, 2015	2,205	(g)	$39,315
		24,654	(b)	14.91	Feb. 16, 2016	9,051	(b)	161,379
		23,121	(c)	21.63	Feb. 15, 2017	7,875	(h)	140,411
	96,042	384,169	(e)	18.10	Oct. 25, 2017	14,784	(c)	263,599
		31,040	(f)	16.94	Feb. 21, 2018	200,709	(e)	3,578,641
						12,948	(f)	230,863

Henry R. Mandel	7,088			$12.02	Feb. 17, 2015	1,890	(g)	$33,699
	15,923	15,924	(b)	14.91	Feb. 16, 2016	5,844	(b)	104,199
		14,448	(c)	21.63	Feb. 15, 2017	9,513	(c)	169,617
	53,356	213,428	(e)	18.10	Oct. 25, 2017	111,505	(e)	1,988,134
		18,876	(f)	16.94	Feb. 21, 2018	7,874	(f)	140,393

(a)	Unexercised options are held by Mr. Klein’s surviving spouse as his designated beneficiary.
(b)	Vesting schedule: 50% on Feb. 1, 2009; 50% on Feb. 1, 2010.
(c)	Vesting schedule: 50% on Feb. 1, 2009; 25% on Feb. 1, 2010; 25% on Feb. 1, 2011.
(d)	Vesting schedule: 50% on Feb. 15, 2009; 25% on Feb. 15, 2010; 25% on Feb. 15, 2011.
(e)	Vesting schedule: 25% on Oct. 25, 2009; 25% on Oct. 25, 2010; 25% on Oct. 25, 2011; 25% on Oct. 25, 2012.
(f)	Vesting schedule: 50% on Feb. 1, 2010; 25% on Feb. 1, 2011; 25% on Feb. 1, 2012.
(g)	Vesting schedule: 100% on Feb. 1, 2009.
(h)	Vesting schedule: 50% on Jul. 27, 2009; 50% on Jul. 27, 2010.
(i)	Vesting schedule: 20% on May 1, 2009; 20% on May 1, 2010; 20% on May 1, 2011; 20% on May 1, 2012; 20% on May 1, 2013.
(j)	Vesting schedule: 50% on Sep. 18, 2010; 25% on Sep. 18, 2011; 25% on Sep. 18, 2012.
(k)	Vesting schedule: 20% on Sep. 18, 2009; 20% on Sep. 18, 2010; 20% on Sep. 18, 2011; 20% on Sep. 18, 2012; 20% on Sep. 18, 2013.

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $17.83, which was the closing price of People’s United Financial common stock on December 31, 2008.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2008 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2008 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Klein(1)	N/A	N/A	460,398	$7,481,468
			549	9,793

Philip R. Sherringham	N/A	N/A	24,545	$421,806
			13,335	217,427
			89,203	1,427,248
			549	9,793

Paul D. Burner	N/A	N/A	N/A	N/A

Robert R. D’Amore	12,523	$150,232	13,997	$240,538
	6,378	81,785	13,125	214,003
	29,768	365,870	57,982	927,712
			549	9,793

Brian F. Dreyer	10,632	$92,322	13,997	$240,538
	8,032	49,057	7,875	128,402
	24,654	79,339	50,177	802,832
			549	9,793

Henry R. Mandel	51,268	$582,440	10,096	$173,500
	36,620	264,704	27,876	446,016
	21,262	98,926	549	9,793

(1)	Except for 549 shares which were allocated to Mr. Klein’s account under the ESOP and were vested as of that date, all stock awards shown for Mr. Klein vested on an accelerated basis by reason of his death. Table does not reflect stock option exercises by Mr. Klein’s surviving spouse subsequent to the date of his death.

When stock awards made pursuant to the Long-Term Incentive Plan vest, each executive also receives payment of all accumulated dividends paid with respect to the shares from the date the award was granted through the vesting date. The named executive officers received accumulated dividend payments during 2008 in the following amounts: Mr. Klein, $106,551; Mr. Sherringham, $39,348; Mr. Burner, zero; Mr. D’Amore, $28,994; Mr. Dreyer, $23,533; and Mr. Mandel, $11,495. Cash dividends paid with respect to shares of restricted stock granted pursuant to the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United Financial common stock, regardless of whether awards have vested. During 2008, the named executive officers received dividend payments on unvested shares of stock awards made under this plan in the following amounts: Mr. Klein, zero; Mr. Sherringham, $249,175; Mr. Burner, $22,500; Mr. D’Amore, $160,408; Mr. Dreyer, $138,815; and Mr. Mandel, $77,120.

As shown in the table entitled “Grant of Plan-Based Awards”, each named executive officer, other than Mr. Burner (who is not yet eligible to participate in the plan), received an allocation of 549 shares of stock in 2008 pursuant to the ESOP. The values shown in the preceding table for these vested shares are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John A. Klein	People’s United Bank Employees’ Retirement Plan(2)	30.0	$682,000	$49,065
	People’s United Bank Cap Excess Plan		5,517,000	369,842

Philip R. Sherringham	People’s United Bank Employees’ Retirement Plan(2)	4.8	$98,600	—
	People’s United Bank Cap Excess Plan		316,500	—
	People’s United Bank Enhanced Senior Pension Plan		415,400	—

Robert R. D’Amore	People’s United Bank Employees’ Retirement Plan(2)	26.0	$561,100	—
	People’s United Bank Cap Excess Plan		880,200	—
	People’s United Bank Enhanced Senior Pension Plan		244,600	—

Brian F. Dreyer	People’s United Bank Employees’ Retirement Plan(2)	17.1	$530,600	—
	People’s United Bank Cap Excess Plan		829,100	—
	People’s United Bank Enhanced Senior Pension Plan		1,058,600	—

Henry R. Mandel	People’s United Bank Employees’ Retirement Plan(2)	10.8	$378,900	—
	People’s United Bank Cap Excess Plan		391,700	—
	People’s United Bank Enhanced Senior Pension Plan		804,000	—

(1)	Values are as of December 31, 2008, which is the pension plan measurement date used by People’s United Financial for financial reporting purposes.
(2)	Tax-qualified defined benefit plan.

Mr. Burner is not eligible to participate in any defined benefit pension plans maintained by People’s United Financial.

The maximum number of years of credited service used in calculating benefits under each of the plans in the above table is 30. Years of credited service shown for each named executive officer are the same for each plan listed. Values shown in the table are presented using a discount rate of 6.1%, and, except for Mr. Klein, assume that benefits are payable to the listed officer in the form of a single life annuity with payments beginning at age 65. In Mr. Klein’s case, the values shown are based on payment in the form of a 100% joint and survivor annuity with payment commencing in 2008. The “project and prorate” method was used to calculate the accrued benefit. The values shown do not assume any pre-retirement decrements.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans. Each of the named executive officers other than Mr. Burner is a participant in the Employees’ Retirement Plan and the two Supplemental Retirement Plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees (employees who have completed at least 1,000 hours of service within certain periods and who have attained age 21). Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the covered employee’s normal straight time pay, plus overtime pay, sales incentive compensation and annual incentive compensation, as well as salary reduction amounts elected under People’s United Bank’s employee benefit programs. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. For the named executive officers, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Subject to certain grandfathered benefits under the terms of the Employees’ Retirement Plan and the Internal Revenue Code, the basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if such limitations did not apply, less the amount he or she would actually receive under that plan. A participant in the Cap Excess Plan becomes vested at the same time vesting occurs under the Employees’ Retirement Plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Amounts presented in the table assume that the named executive officer is not entitled to receive benefits of this type from any former employer. The target benefit is then reduced by 1/15th for each year of credited service with People’s United Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of People’s United Bank or on the date People’s United Bank enters into an agreement the consummation of which would result in a change in control.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

A trust has been established to provide for payment of the Bank’s obligations under the Supplemental Retirement Plans to the extent People’s United Bank does not pay them directly. The purpose of the trust is to provide participants in the Supplemental Retirement Plans with greater assurance that the benefits to which they are entitled will be paid. All assets in the trust will remain subject to the claims of the Bank’s general creditors in the event of the Bank’s insolvency.

Employees who began employment with People’s United Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan. Instead, the Bank is providing a new benefit to that group of employees under the 401(k) Employee Savings Plan. Employees who are not eligible to participate in the Employees’ Retirement Plan are also not eligible to participate in the Supplemental Retirement Plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all full-time employees of the former Chittenden Corporation who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid. Additional pay-based allocations have been provided under the Chittenden Corporation Incentive Savings and Profit Sharing Plan beginning in 2006.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. This interest credit rate equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to a 5.0% minimum and an 8.0% maximum rate.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

No named executive officer is a participant in this plan.

401(k) Employee Savings Plan. People’s United maintains a tax-qualified defined contribution plan for substantially all of the employees of the Bank as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2008 the limit was $15,500 exclusive of any catch-up contributions). Each year, People’s United Bank matches 100% of a participant’s contributions up to 4% of earnings (as defined in the plan) and may in its discretion make an additional matching contribution of up to 1% of a participant’s earnings. All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees who began employment with People’s United Bank on or after August 14, 2006 will receive an “employer retirement contribution” to their account under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this new benefit. This new benefit is in lieu of benefits under the Employees’ Retirement Plan and is not available to anyone who remains eligible to participate in the Employees’ Retirement Plan. Mr. Burner will be eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan.

Non-Qualified Savings and Retirement Plan. People’s United Bank maintains a Non-Qualified Savings and Retirement Plan (formerly known as the Supplemental Savings Plan) which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The basic match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. People’s United Bank may choose to make an across-the-board additional discretionary contribution equal to the lesser of 1% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan in excess of 4% of his or her eligible compensation for the applicable year. The discretionary contribution, if made, is usually made in the calendar year following the year for which the Non-Qualified Savings and Retirement Plan contributions were made by the participant. For example, the Bank made basic matching contributions to the Non-Qualified Savings and Retirement Plan during 2008 on the basis of participant contributions to the plan during 2008. In addition, the Bank made a discretionary contribution to the Non-Qualified Savings and Retirement Plan in February 2008 on behalf of participants on the basis of their contributions to the plan during 2007. The amounts shown in the column headed “Registrant Contributions in Last FY” in the table below reflect both the basic and discretionary matching contributions made by People’s United Bank in 2008. People’s United Bank also made discretionary matching contributions in 2009 to the Non-Qualified Savings and Retirement Plan based on named executive officers’ contributions during 2008. Those contributions will be reflected in future compensation disclosures made with respect to 2009.

The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan. The amount of People’s United Bank’s matching contributions for a participant in the Non-Qualified Savings and Retirement Plan are offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Cap Excess Plan will receive a “restoration contribution” to their account under the plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Enhanced Senior Pension Plan will receive an “enhanced contribution” to their account under the plan, in an annual amount equal to 4% of the employee’s eligible earnings. Mr. Burner will be eligible to receive these contributions once he has at least one year of credited service with the Company.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which has been frozen to future contributions. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan.

Balances credited to a participant’s account under the Chittenden Corporation Supplemental Executive Savings Plan are credited with annual earnings at a rate equal to the Company’s average yield on earning assets. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

No named executive officer has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John A. Klein	$76,457	$67,145	$(613,733)	$(227,578)	$1,784,959
Philip R. Sherringham	$148,514	$56,524	$24,524	$—	$610,487
Paul D. Burner	$—	$—	$—	$—	$—
Robert R. D’Amore	$77,850	$18,392	$(22,466)	$—	$431,388
Brian F. Dreyer	$99,737	$19,926	$(142,573)	$—	$883,740
Henry R. Mandel	$23,078	$10,907	$(35,960)	$—	$141,035

Following Mr. Klein’s death, his account under the Non-Qualified Savings and Retirement Plan was transferred to his designated beneficiary, and balances in that account are in the process of being distributed to the beneficiary. Information shown for Mr. Klein in the above table includes contributions, earnings, distributions and balances in the beneficiary’s account.

Prior to November 1, 2008, Non-Qualified Savings and Retirement Plan account balances maintained on behalf of each named executive officer were credited with earnings as though such amounts had actually been invested according to the allocation specified by the officer in funds available under the 401(k) Employee Savings Plan. These investments consist of People’s United Financial common stock; various open-end mutual funds; and the Putnam Stable Value Fund, a collective investment trust maintained by Putnam Fiduciary Trust Company which is designed to provide a stable fixed income vehicle for defined contribution plans.

Effective November 1, 2008, balances attributable to all future employee deferrals and contributions to the Non-Qualified Savings and Retirement Plan will be credited with interest at a fixed rate set by the Compensation and Nominating Committee. This rate, which has been set at 8% through December 31, 2009, is subject to review and revision by the Committee on an annual basis. Balances in participants’ plan accounts on November 1, 2008 will continue to be credited with earnings in the manner described in the preceding paragraph, until such time as the participant elects to transfer all (but not less than all) of his or her pre-November 2008 balances into the fixed rate investment. This transfer is irrevocable once it has been made.

Non-Qualified Savings and Retirement Plan balances are distributable in a lump sum on the first payroll period in the seventh month following the executive’s termination of employment with People’s United Financial.

Amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table. A portion of the amounts shown in this table in the column headed “Aggregate Earnings in Last FY” are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table to the extent they constitute above-market earnings.

Employee Stock Ownership Plan. In 2007, the Company established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. All named executive officers (other than Mr. Burner, who has not yet satisfied eligibility requirements) are eligible to receive benefits under this program. The ESOP purchased 10,453,575 shares of People’s United Financial stock in the open market in April 2007, using the proceeds of a loan made by the Company to the

ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares will be released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2008, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant is determined by comparing the participant’s annual earnings (up to $230,000 for 2008) to the annual earnings of all other eligible participants. Each named executive officer other than Mr. Burner received an allocation of approximately 549 shares under the ESOP on December 31, 2008. Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the compensation expense attributable to those shares is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to the named executive officers upon termination of employment or in the event of a change in control of People’s United Financial. The term “change in control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations of the Company in which a majority of shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of the assets of the Company, and the liquidation or dissolution of the Company; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of the outstanding securities of People’s United; and (4) a change (with certain exceptions) in a majority of the members of the Board of Directors of the Company.

Employment Agreement. Mr. Sherringham is a party to an employment agreement with the Company. Mr. Sherringham may be entitled to receive certain additional payments and benefits from the Company following termination of his employment (depending on the circumstances of the termination), as follows:

(a)	If the Company terminates Mr. Sherringham’s employment for cause, or if he resigns without good reason, the Company will pay Mr. Sherringham any then-unpaid base salary, unpaid cash bonus, and expense reimbursements, plus the value of any accrued but unused vacation (determined by reference to his base salary).

(b)	If the Company terminates Mr. Sherringham’s employment without cause, or elects not to renew the agreement at or prior to the expiration of its scheduled term, or Mr. Sherringham resigns for good reason, the Company will make payments and provide benefits to Mr. Sherringham as follows:

•	Payments equal to those due if termination had been for cause;

•

Additional cash severance equal to three times the sum of (a) Mr. Sherringham’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of Mr. Sherringham’s annual cash bonus for the year in which the termination occurs; provided, however, that the additional cash severance amount will in no event exceed $4.5 million;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs;

•

Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated;

•

An amount equal to the retirement benefits Mr. Sherringham would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates;

•

Continued participation by Mr. Sherringham, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if Mr. Sherringham can not continue participation in the Company’s plans; provided, however, that the aggregate cost to the Company for providing this benefit following expiration of Mr. Sherringham’s eligibility for coverage under COBRA will be capped at $50,000;

•

Office space in Fairfield County comparable in size and quality to the office provided for Mr. Sherringham during his employment, and the services of a full-time personal secretary, for the lesser of 18 months from termination of his employment or until he begins employment with another employer; and

•	Mr. Sherringham will receive ownership of automobile he is using on the date of termination of his employment.

(c)	If Mr. Sherringham’s employment terminates under any of the circumstances described in paragraph (b) within three years following a change in control of the Company, the Company will make payments and provide benefits to Mr. Sherringham as described in paragraph (b), except that Mr. Sherringham’s retirement benefits will be calculated as though he had remained employed for three additional years, and he will be entitled to continued participation in the Company’s group health plans (or substantially equivalent coverage) for three years rather than two years, with no cap on the cost of providing such benefits.

(d)	If Mr. Sherringham’s employment terminates due to his death or disability, the Company will make payments and provide benefits to Mr. Sherringham or to his estate as follows:

•	Payments equal to those due if termination had been for cause;

•	Additional cash severance equal to one times Mr. Sherringham’s annual base salary as in effect on the date the termination of employment occurs;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs; and

•

Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated.

As a condition to receiving any payments or benefits pursuant to subsection (b) or (c) above in addition to those payable upon termination of employment for cause or resignation other than for good reason, Mr. Sherringham must first sign and deliver a release of claims to the Company.

If any payments or distributions made to Mr. Sherringham become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Sherringham will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by Mr. Sherringham with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

Cash Value Restoration Plan. Messrs. D’Amore, Dreyer and Mandel are participants in the People’s United Bank Split-Dollar Cash Value Restoration Plan. The Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under People’s United Bank’s split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the Sarbanes-Oxley Act of 2002, under which People’s United Bank’s payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive. Messrs. Sherringham and Burner were not participants in the split-dollar life insurance program, and are consequently the only named executive officers currently not covered by the Cash Value Restoration Plan.

Terminating the named executive officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these named executive officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement to People’s United Bank for insurance premiums paid by People’s United Bank under the split-dollar program for each named executive officer’s benefit prior to adoption of the Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the named executive officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to People’s United Bank because of the executives’ obligation to reimburse the Bank for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by People’s United Bank.

Benefits under the Cash Value Restoration Plan are generally payable after the executive’s employment with People’s United Bank ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at the executive’s age at termination to the projected cash value of the replacement policy, net of premium reimbursements due to People’s United Bank as noted above. Since benefits paid under the Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or grossed up, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the named executive officer could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Cash Value Restoration Plan if a named executive officer’s employment is terminated for cause. For purposes of the Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of People’s United Bank or any of its affiliates.

Change of Control Agreements. The Company entered into agreements with each named executive officer other than Mr. Sherringham, providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) has a term of three years. The Company did not enter into a Change in Control Agreement with Mr. Sherringham because he is entitled to similar protections pursuant to the terms of his employment agreement.

If an executive’s employment with the Company is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs during the three-year term of the Change in Control Agreement, the Company will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to a multiple of the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	For Messrs. Burner, D’Amore and Dreyer, a pro-rated portion of his target annual cash bonus for the year in which the termination occurs;

•

For Messrs. Burner, D’Amore and Dreyer, an amount equal to the retirement benefits he would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates; and

•

Continued participation by the executive, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

The cash severance multiple noted above is three for Messrs. Burner, D’Amore and Dreyer, and 2.5 for Mr. Mandel. As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

If any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

Long-Term Incentive Plan. The Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to eligible directors, officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to eligible directors, officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers under the terms of the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the change in control agreements for each named executive officer (other than Messrs. Klein and Sherringham), and, in the case of Mr. Sherringham, his employment agreement, in each case assuming the event giving rise to the payment occurred on December 31, 2008. Amounts shown in these tables for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

As a result of Mr. Klein’s death, his estate received cash and property having an aggregate value of $8,235,402 comprised of: a pro-rated cash LTIP payment of $756,154; accelerated vesting of restricted stock having a value of $7,380,180; and accelerated vesting of stock options having an intrinsic value of $99,068. The value of equity-based payments are based on the $16.03 closing price of People’s United Financial stock on the date of Mr. Klein’s death (January 25, 2008).

	Philip R. Sherringham
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$800,000	$800,000	$4,500,000	$4,500,000
Cash LTIP Award	$—	$—	$627,319	$627,319	$627,319	$627,319
Equity(2)
Restricted Stock	$—	$—	$7,256,689	$7,256,689	$7,256,689	$7,256,689
Unexercisable Options	$—	$—	$157,341	$157,341	$157,341	$157,341

Total	$—	$—	$7,414,030	$7,414,030	$7,414,030	$7,414,030

Retirement Benefits(3)
DB Plans(4)	$—	$—	$—	$—	$89,832	$149,050
Split-Dollar Cash Value Restoration Plan(5)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(6)	$—	$—	$—	$—	$21,308	$31,962
Tax Gross-Ups	$—	$—	$—	$—	$—	$4,304,313
Other(7)	$—	$—	$—	$—	$295,000	$295,000

Total	$—	$—	$—	$—	$316,308	$4,631,275

Grand Total	$—	$—	$8,841,349	$8,841,349	$12,947,489	$17,321,674

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial common stock on December 31, 2008 ($17.83).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2008 as shown in the table entitled “Pension Benefits”. In the event of termination without cause, the executive is credited with an additional two years of service; in the event of a change in control, the executive is credited with an additional three years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2008 and assuming payments would have commenced on January 1, 2009.
(5)	Mr. Sherringham does not participate in this plan.
(6)	Health benefits continue for two additional years in the event of a termination without cause, and for three additional years in the event of a change in control.
(7)	In the event of a termination without cause or a change in control, the executive will become the owner of his company car, and will be entitled to office space and secretarial services at the Company’s expense for eighteen months.

	Paul D. Burner
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,430,000
Cash LTIP Award	$—	$—	$—	$—	$—	$105,000
Equity(2)
Restricted Stock	$—	$—	$382,275	$382,275	$—	$3,056,775
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total	$—	$—	$382,275	$382,275	$—	$3,056,775

Retirement Benefits(3)
DB Plans(3)	$—	$—	$—	$—	$—	$—
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$31,962
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,687,698

Total	$—	$—	$—	$—	$—	$1,719,390

Grand Total	$—	$—	$382,275	$382,275	$—	$7,311,165

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial common stock on December 31, 2008 ($17.83).
(3)	Mr. Burner does not participate in any defined benefit retirement plans maintained by People’s United Financial.
(4)	Mr. Burner does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,883,550
Cash LTIP Award	$—	$—	$—	$—	$—	$141,833
Equity(2)
Restricted Stock	$—	$—	$2,790,065	$2,790,065	$—	$5,064,480
Unexercisable Options	$—	$—	$99,568	$99,568	$—	$99,568

Total	$—	$—	$2,889,633	$2,889,633	$—	$5,164,048

Retirement Benefits(3)
DB Plans(4)	$—	$—	$—	$—	$—	$51,384
Split-Dollar Cash Value Restoration Plan	$54,120	$—	$—	$54,120	$54,120	$54,120

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$2,455
Tax Gross-Ups	$49,115	$—	$—	$49,115	$49,115	$1,506,064

Total	$49,115	$—	$—	$49,115	$49,115	$1,508,519

Grand Total	$103,235	$—	$2,889,633	$2,992,868	$103,235	$8,803,454

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial common stock on December 31, 2008 ($17.83).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2008 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2008 and assuming payments would have commenced on January 1, 2009.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Brian F. Dreyer
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,883,742
Cash LTIP Award	$—	$—	$—	$—	$—	$141,882
Equity(2)
Restricted Stock	$—	$—	$2,445,955	$2,445,955	$—	$4,414,205
Unexercisable Options	$—	$—	$99,568	99,568	$—	$99,568

Total	$—	$—	$2,545,523	$2,545,523	$—	$4,513,773

Retirement Benefits(3)
DB Plans(4)	$—	$—	$—	$—	$—	$83,251
Split-Dollar Cash Value Restoration Plan	$108,909	$—	$—	$108,909	$108,909	$108,909

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$22,290
Tax Gross-Ups	$87,902	$—	$—	$87,902	$87,902	$1,537,928

Total	$87,902	$—	$—	$87,902	$87,902	$1,560,218

Grand Total	$196,811	$—	$2,545,523	$2,742,334	$196,811	$8,291,775

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial common stock on December 31, 2008 ($17.83).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2008 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2008 and assuming payments would have commenced on January 1, 2009.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Henry R. Mandel
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,196,875
Cash LTIP Award	$—	$—	$—	$—	$—	$83,167
Equity(2)
Restricted Stock	$—	$—	$1,342,568	$1,342,568	$—	$2,436,029
Unexercisable Options	$—	$—	$63,266	$63,266	$—	$63,266

Total	$—	$—	$1,405,834	$1,405,834	$—	$2,499,295

Retirement Benefits(3)
DB Plans(4)	$—	$—	$—	$—	$—	$—
Split-Dollar Cash Value Restoration Plan	$280,784	$—	$—	$280,784	$280,784	$280,784

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$27,660
Tax Gross-Ups	$209,580	$—	$—	$209,580	$209,580	$209,580

Total	$209,580	$—	$—	$209,580	$209,580	$237,240

Grand Total	$490,364	$—	$1,405,834	$1,896,198	$490,364	$4,297,361

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial common stock on December 31, 2008 ($17.83).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2008 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2008 and assuming payments would have commenced on January 1, 2009.
(5)	Health benefits continue for two additional years in the event of a change in control.

Director Compensation

The following table sets forth information relating to the compensation of People’s United Financial’s directors during 2008. Amounts shown in the table include compensation paid to the named individuals as directors of People’s United Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Collin P. Baron	$68,850	$414,887	$120,148	$603,885
George P. Carter	299,350	484,827	146,268	930,445
John Dwight	44,322	248,149	52,723	345,194
Jerry Franklin	109,650	414,887	120,148	644,685
Eunice S. Groark	55,550	414,887	120,148	590,585
Janet M. Hansen	66,400	414,887	120,148	601,435
Richard M. Hoyt	65,000	414,887	120,148	600,035
Jeremiah J. Lowney	75,450	414,887	120,148	610,485
Mark Richards	49,524	248,149	52,723	350,396
James A. Thomas	82,150	414,887	120,148	617,185

(1)	The columns disclosing non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2008 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees paid by People’s United Financial and People’s United Bank. For Mr. Carter, includes fees paid for service as Chairman of the Board, and fees paid for non-meeting related services as Chairman of the Board and Chairman of the Audit Committee. For Mr. Franklin, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects compensation expense attributable to shares awarded in April 2008 pursuant to the Directors’ Equity Compensation Plan. Also reflects compensation expense attributable to shares awarded pursuant to the 2007 Recognition and Retention Plan in 2008 and prior years. Information about shares awarded under these plans in 2008 or prior years that either remained subject to transfer restrictions or had not vested as of December 31, 2008 is as follows:

Directors’ Equity Compensation Plan

	Grant Date	Grant Date Fair Value per Share
All directors	Apr. 17, 2008	$17.42

	Restricted Shares Outstanding at Dec. 31, 2008
	Number	Aggregate Value
Messrs. Dwight and Richards	5,350	$95,391
All other directors	11,223	200,106

2007 Recognition and Retention Plan

	Grant Date	Grant Date Fair Value per Share
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66
All other directors	Dec. 7, 2007	17.09

	Unvested Shares Outstanding at Dec. 31, 2008
	Number	Aggregate Value
Messrs. Dwight and Richards	51,784	$923,309
Mr. Carter	91,696	1,634,940
All other directors	75,322	1,342,991

Grant date information is provided for years prior to 2008 only to the extent the Company recognized an expense in 2008 due to a grant made in a prior year. The aggregate values shown were determined by reference to the $17.83 closing price of People’s United Financial common stock on December 31, 2008.

(4)	Reflects compensation expense attributable to options awarded pursuant to the 2007 Stock Option Plan in 2008 and prior years. Information about unexercised options awarded under this plan as of December 31, 2008 is as follows:

2007 Stock Option Plan

	Grant Date	Exercise Price	Grant Date Fair Value per Option	Unexercised Options Outstanding At Dec. 31, 2008
Name				Vested	Unvested
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	$2.58	—	106,928
Mr. Carter	Dec. 7, 2007	$17.09	$3.09	47,335	189,344
All other directors	Dec. 7, 2007	$17.09	$3.09	38,883	155,532

Grant date and exercise price information is provided for years prior to 2008 only to the extent the Company recognized an expense in 2008 due to a grant made in a prior year. Fair values of options were determined using the Black-Scholes option pricing model.

Compensation of the Board of Directors of People’s United Financial is established by the board, upon recommendation of the Compensation and Nominating Committee. Directors who are employed by People’s United Financial or any of its affiliates are not entitled to additional compensation for board or committee service. Directors who are not employed by People’s United Financial receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board(1)	165,000
Lead Director(2)	65,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(3)	8,000
All Other Committees(4)	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee
Chairman	1,450
Other Audit Committee members	1,200
Members of all Committees (except Audit)	950

(1)	Not payable if Chairman is an employee of People’s United Financial.
(2)	Not payable if Lead Director also serves as Chairman.
(3)	Committee of People’s United Bank board of directors.
(4)	Fee for service as Chairman of Executive Committee not payable if same individual also serves as Chairman of the Board.

Members of the Board of Directors of People’s United Bank receive additional compensation for service as members of that Board and its committees. However, no separate compensation will be paid to a director of People’s United Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United Financial and who is compensated for that meeting by People’s United Financial.

A director who, by invitation or in his or her capacity as Chairman of the Board, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as Chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of People’s United Financial’s independent registered public accountants). In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee. In addition, Mr. Franklin periodically participates in the review of regulatory filings. Mr. Franklin receives an amount equal to his regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of People’s United Financial common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Under the Directors’ Equity Compensation Plan, each director who is not an employee is granted an annual award of shares of People’s United Financial common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of stockholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation and Nominating Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 371,525 shares remained available for issuance as stock grants pursuant to this plan at February 28, 2009.

Shares of common stock issued under the People’s United Financial Directors’ Equity Compensation Plan vest immediately but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a People’s United Financial director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 28, 2009, transfer restrictions remained in effect with respect to a total of 100,484 shares previously issued pursuant to the Directors’ Equity Compensation Plan.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The Board of Directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. The Board may make grants under one or both of these plans to individuals when they are first elected as directors.

Shares of common stock issued to directors under the People’s United Financial 2007 Recognition and Retention Plan and stock options granted to directors under the People’s United Financial 2007 Stock Option Plan will vest in 20% increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or upon a change in control of the Company, as that term is defined in the plans. At February 28, 2009, a total of 701,806 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to stockholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the People’s United Financial Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other shares of People’s United Financial common stock outstanding.

Prior to 1998, Dr. Lowney deferred a portion of his director compensation pursuant to two non-qualified deferred compensation arrangements maintained by Norwich Financial Corporation for the benefit of its directors. People’s United Bank assumed responsibility for these plans in 1998. During 2008, Dr. Lowney was credited with earnings of $7,850 under one such arrangement (providing for earnings at a fixed annual rate of 8.5%), and losses of $47,478 under the other such arrangement (providing for earnings determined by reference to earnings on a group of mutual funds previously specified by Dr. Lowney).

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to non-qualified deferred compensation plans maintained by Chittenden Corporation for the benefit of its directors. People’s United Financial assumed responsibility for these plans in 2008. Under the terms of these plans, earnings were credited to their respective accounts during 2008 ($47,480 for Mr. Dwight; $65,706 for Mr. Richards) at a rate equal to People’s United Financial’s yield on average earning assets. This rate was 5.21% for 2008.

Stock Ownership Guidelines. The Board of Directors of People’s United Financial has adopted guidelines for stock ownership by directors in order to encourage members of the Board to increase their ownership of People’s United Financial’s stock over time. Under these guidelines, directors with at least five years of Board service are expected to own shares of People’s United Financial common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000, as of December 31, 2008. The guidelines also provide that directors who have less than five years of Board service are expected to own shares of People’s United Financial common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of Board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of Board service.

Mrs. Hansen, who joined the Board of Directors of People’s United Bank in February 2004, and Messrs. Dwight and Richards, who joined the Board of Directors in January 2008, are subject to these guidelines. The stock ownership of all members of the Board of Directors was in compliance with applicable guidelines as of December 31, 2008.

Certain Transactions with Members of Our Board of Directors and Executive Officers

People’s United Financial and its affiliates engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations which have directors or executive officers of People’s United Financial as their officers, partners, members and stockholders. People’s United Financial and its affiliates also extend credit to directors and executive officers of the Company and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with People’s United Financial; and do not involve more than the normal risk of collectibility or present other unfavorable features.

Except as described above, during 2008 People’s United Financial did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as People’s United Financial’s independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP has served as the independent registered public accounting firm for People’s United Financial since 2007, and as the independent registered public accounting firm for People’s United Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed by KPMG LLP to People’s United Financial (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the audit of People’s United Financial’s annual consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 and for the review of interim consolidated financial statements included in the Company’s Form 10-Q filings during those years totaled $1,595,000 in 2008 and $1,905,000 in 2007. The 2007 audit fees included $505,000 related to (i) the issuance of comfort letters and consents in conjunction with the second step conversion and (ii) the issuance of consents and accounting advice relating to the acquisition of Chittenden Corporation.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of People’s United Financial’s financial statements and those of its subsidiaries (to the extent not classified as “Audit Fees”) totaled $101,000 in 2008 and $119,469 in 2007. For each of those years, these services consisted of: financial statement audits for the Bank’s pension plan and employee savings plan; and preparation of a report on certain internal control policies and procedures of the Bank’s Trust Department. The 2008 audit-related fees also include financial statement audit services for the Company’s Employee Stock Ownership Plan. The 2007 audit-related fees also include due diligence services related to the acquisition of Chittenden Corporation.

Tax Fees

People’s United Financial did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2008 or 2007.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2008 or 2007.

The Audit Committee has sole authority to appoint People’s United Financial’s independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as auditors for People’s United Financial. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by People’s United Financial’s independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the Board of Directors of People’s United Financial has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United Financial for the year ending December 31, 2009.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Annual Meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SHAREHOLDER PROPOSALS

People’s United Financial has received no shareholder proposals for presentation at the Annual Meeting. In order to be considered for inclusion in People’s United Financial proxy materials for the annual meeting of shareholders in 2010, shareholder proposals must be received by People’s United Financial at its principal executive offices no later than November 24, 2009. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of People’s United Financial’s bylaws a shareholder proposal will be considered untimely, with respect to the Annual Meeting in 2009, if received by People’s United Financial after April 3, 2009, which is ten days following the date notice of the Annual Meeting was first given to shareholders. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

People’s United Financial’s Annual Report on Form 10-K is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Debbie A. Healey, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on People’s United Bank’s website, www.peoples.com, without charge.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 7, 2009

The proxy statement and Annual Report on Form 10-K are available at:

http://bnymellon.mobular.net/bnymellon/PBCT

Meeting information:

•	When: 9:00 a.m. Eastern time on May 7, 2009

•	Where: Bridgeport Center, 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following two items:

•	Election of directors

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

Management recommends a vote in favor of each of these items. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at (203) 338-7228.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED BELOW IN ITEM 1 AND “FOR” ITEM 2.
	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS	☐	☐	☐	2. Vote to ratify KPMG LLP as our independent registered public accounting firm for 2009	☐	☐	☐
Nominees:
01 George P. Carter
02 Jerry Franklin
03 Eunice S. Groark
04 James A. Thomas
YES
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				I will attend meeting		☐

*Exceptions

Mark Here for Address Change or Comments ☐ SEE REVERSE

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE     ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/pbct
People’s United Financial, Inc.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report on Form 10-K are available at:

http://bnymellon.mobular.net/bnymellon/pbct

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PROXY

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders – May 7, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Janet M. Hansen, Richard M. Hoyt and Jeremiah J. Lowney, Jr., or any two of them, and their respective substitutes or delegates, as proxies to represent and to vote, as specified on the reverse side hereof, all of the shares of capital stock of People’s United Financial, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2009 and at any postponement or adjournment thereof; and subject to direction by a majority of the Board of Directors, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHERE PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY OR “ABSTAIN” VOTE IS SPECIFIED, OR UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSAL 2. IF ANY OTHER MATTER IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS A MAJORITY OF THE BOARD OF DIRECTORS DETERMINES.

If you hold shares of People’s United Financial common stock indirectly through any employee benefit plan maintained by People’s United Financial or any of its affiliates, this card also provides voting instructions for shares held on your behalf through any such plan. Please note that voting instructions for shares of common stock held through any such plan must be received no later than April 30, 2009. The undersigned hereby authorizes the Trustee of each employee benefit plan maintained by People’s United Financial or any of its affiliates to vote all shares of People’s United Financial common stock held on behalf of the undersigned through any such plan at the Annual Meeting of Shareholders or at any adjournment thereof, in accordance with the instructions on the reverse side. IF NO INSTRUCTIONS ARE GIVEN, THE TRUSTEE WILL VOTE OR ABSTAIN FROM VOTING SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE PLAN.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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